Exhibit 10

PURCHASE AND SALE AGREEMENT

BY AND AMONG

TELEVISION STATION GROUP HOLDINGS, LLC

TELEVISION STATION GROUP, LLC

TELEVISION STATION GROUP LICENSE SUBSIDIARY, LLC,

WBNG, INC.

AND

WBNG LICENSE, INC.

DATED AS OF JANUARY 13, 2006

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TABLE OF SCHEDULES

Schedule 1-A	Trade Agreements

Schedule 1-B	Barter Agreements

Schedule 1.1	Permitted Encumbrances

Schedule 4.3	No Violation; Third Party Consents

Schedule 4.4	Governmental Consents

Schedule 4.5(a)	Real Property

Schedule 4.5(h)	Tangible Personal Property

Schedule 4.6	Title to Broadcasting Assets

Schedule 4.7(a)	Intellectual Property

Schedule 4.8(a)	Material Business Contracts

Schedule 4.8(b)	Exceptions to Material Business Contracts

Schedule 4.9	Business Licenses

Schedule 4.10	Business Employees

Schedule 4.11(a)	Benefit Plans

Schedule 4.11(b)	Exceptions to Benefit Plans

Schedule 4.11(c)	Severance Benefits

Schedule 4.12(a)	Financial Statements

Schedule 4.12(b)	Material Assets, Services or Facilities

Schedule 4.12(c)	Subsequent Events

Schedule 4.13	No Undisclosed Liabilities

Schedule 4.14	Litigation; Governmental Orders

Schedule 4.15	Compliance with Laws

Schedule 4.16	FCC Matters

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Schedule 4.18(a)	Labor Dispute; Strike; Work Stoppage

Schedule 4.18(b)	Unions; Collective Bargaining Agreement

Schedule 4.19	Environmental Matters

Schedule 4.20	Cable and Satellite Matters

Schedule 4.22	Transactions with Affiliates

Schedule 4.23	Advertising

Schedule 5.3	No Violation

Schedule 5.4	Governmental Consents

Schedule 6.1	Conduct of the Business

Schedule 6.1(b)(v)	Permitted Wages and Salary Increases

Schedule 6.3(b)	Surveys

Schedule 6.13(d)	Unused and Accrued Vacation

Schedule 6.15	Digital Television Build Out

Schedule 9.1	Non-Competition; Non-Solicitation

TABLE OF SCHEDULES

Exhibit A:	Form of Deposit Escrow Agreement

Exhibit B:	Form of Indemnification and Proration Escrow Agreement

Exhibit 3.2(b)(v):	Form of Opinion of Counsel to Sellers

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 13, 2006, by and among Television Station Group Holdings, LLC, a Delaware limited liability company (“Holdings”), Television Station Group LLC, a Delaware limited liability company (the “Company”) and Television Station Group License Subsidiary, LLC, a Delaware limited liability company (“TSG License Subsidiary;” each of TSG License Subsidiary, Holdings and the Company, individually a “Seller” and, collectively, the “Sellers”), and WBNG, Inc., a Delaware corporation (“Main Purchaser”), WBNG License, Inc., a Delaware corporation (“License Purchaser” and together with Main Purchaser, the “Purchaser”), and for purposes of Section 2.5 and Section 10.2(b)(v), Granite Broadcasting Corporation, a Delaware corporation (“GBC”).

W I T N E S S E T H:

WHEREAS, the Sellers own and operate a CBS-affiliated broadcast television station WBNG-TV, Binghamton, New York and its auxiliary facilities (the “Station”), including the Broadcasting Assets (the “Business”);

WHEREAS, the Company and TSG License Subsidiary are wholly owned direct or indirect subsidiaries of Holdings;

WHEREAS, TSG License Subsidiary is the holder of the FCC Licenses;

WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Broadcasting Assets, upon the terms and subject to the conditions set forth herein.

WHEREAS, the prior consent of the United States Federal Communications Commission and certain other third parties is required to permit the consummation of the transactions contemplated hereby.

WHEREAS, the Sellers and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, all as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Certain Definitions.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)                                  “Accounts Receivable” means the rights of any Seller as of the Effective Time to payment for the sale of advertising time and other goods and services by the Business prior to the Effective Time, together with all other accounts receivable, notes receivable and other receivables of any Seller arising prior to the Effective Time.

(b)                                 “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

(c)                                  “Affiliate” means any “affiliate” as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(d)                                 “AR Shortfall Amount” means the amount equal to the difference between $750,000 and the Estimated AR Adjustment Amount.

(e)                                  “Barter Agreements” means each Contract between the Company and a third party for the sale of air time on the Station in exchange for goods and services used for the benefit of any Seller.

(f)                                    “Benefit Plans” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA), which any Seller sponsors, maintains, has any obligation to contribute to, has Liability under or to which it is otherwise a party and which covers or otherwise provides benefits to any employees or former employees of the Business (or their dependents and beneficiaries).

(g)                                 “Broadcasting Assets” means all real, personal and mixed assets, rights, benefits and privileges both tangible and intangible, of every kind, nature and description Used by the Sellers in connection with, or pertaining to, or useful in connection with the operation of the Business (other than the Excluded Assets, which are expressly excluded from the definition of Broadcasting Assets and shall be retained by the Sellers).  Except as otherwise provided in this Agreement, Broadcasting Assets shall include the following assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement:

(i)                                     all real property, leasehold interests and estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon including fixtures, auxiliary and translator facilities, transmitting towers, transmitters and antennae, Used by the Sellers in connection with the Business as of the date hereof including those set forth in Schedule 4.5(a) hereto and acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(ii)                                  all broadcasting and other equipment (including all machinery and computers), office furniture, fixtures, inventory (including all programs, records, tapes, recordings, compact discs and cassettes), office materials and supplies, spare parts, tubes, advertising and promotional materials, engineering plans, vehicles and other tangible personal property of every kind and description Used by the Sellers in connection with the Business on the date hereof, including those set forth in Schedule 4.5(g) hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement;

(iii)                               all Contracts and commitments relating to the Business set forth on Schedules 4.5(a) (Owned and Leased Real Property of the Station), 4.5(g) (Owned and Leased Tangible Personal Property of the Station), and 4.8(a) (Other Operating Contracts of the Station), 1-A (Trade Agreements), 1-B (Barter Agreements) and all contracts, agreements and commitments not required to be disclosed on such Schedules pursuant to Section 4.8 hereto (which shall also specify those contracts the assignment of which requires third-party consent), together with all such contracts, agreements and commitments which have been entered into between the date hereof and the Closing as permitted by and subject to the terms of this Agreement (the “Assumed Contracts”);

(iv)                              all FCC Licenses Used by the Sellers in connection with the Business as of the date hereof, any additions, renewals and extensions thereto between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, any deletions or modifications in the ordinary course of business as long as such deletions or modifications do not materially and adversely affect the operations of the Station as currently conducted, and all applications for modification, extension or renewal thereof, and any pending applications for new FCC Licenses, in each case to the extent transferable;

(v)                                 the books and records of the Business (including computer programs, files, logs, studies, technical information, consulting reports, correspondence and data and financial and other records pertaining to the Business);

(vi)                              all franchises, trademarks, trademark applications, patents (including continuations, continuations-in-part, reissues, reexamined patents and divisionals), patent applications, tradenames, service marks, service mark applications, all other intellectual property, all call letters, Websites (including Website URLs), domain names, databases, software (including any “off the shelf” or “shrink wrapped” computer software, programs or licenses), copyrights, copyright applications, licenses and similar intangible property rights (and applications therefor) if any, Used by the Sellers in connection with the Business as of the date hereof, and those acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, and all of the goodwill, rights, benefits, and privileges associated therewith;

(vii)                           all orders, arrangements, contracts, understandings and agreements now existing, or entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date, for the sale of advertising time on the Station, except those which on the Closing Date have already been filled or have expired;

(viii)                        all programs and programming materials and elements of whatever form or nature owned by the Sellers as of the date of this Agreement and Used in connection with the Business, whether recorded on film, tape or any other medium or intended for live performance, television broadcast or other medium and whether completed or in production, and all related common law and statutory intangible rights Used in connection with the Business, set forth and identified in Schedule 4.8(a), and all program licenses and contracts not otherwise required to be listed on Schedule 4.8(a), together with all such programs, materials, elements and intangible rights acquired by the Sellers in connection with the Business as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(ix)                                all prepaid rentals and other prepaid expenses and receivables and any other current assets arising in connection with the Business allocated to the Purchaser in accordance with Section 2.4 hereof;

(x)                                   all goods, assets, rights and services due to the Sellers under all Trade Agreements and Barter Agreements of the Station that have been entered into as of the date hereof or will be entered into as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date;

(xi)                                all advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information Used in or relating to the Business;

(xii)                             any rights, claims or causes of action of the Sellers against third parties arising in connection with or relating to the Business other than those relating to Excluded Assets or Retained Liabilities;

(xiii)                          all jingles, slogans, telephone numbers, commercials and other promotional materials Used in or relating to the Business;

(xiv)                         all rights and claims relating to any other Broadcasting Asset or any Assumed Obligation, including all guarantees, warranties, indemnities and similar rights in favor of the Sellers in respect of any Assumed Obligation;

(xv)                            all other assets not referenced above that are reflected on the Latest Balance Sheet, other than Excluded Assets and those assets disposed of or converted into cash after the Latest Balance Sheet Date in the ordinary course of the Business;

(xvi)                         all the Sellers’ goodwill in, and going concern value of, the Station and the Business; and

(xvii)                      all other assets Used in connection with the Station.

(h)                                 “Business Contracts” means Contracts to which any Seller is a party or by which the assets or properties of any Seller are bound.

(i)                                     “Business Day” means any weekday (Monday through Friday) other than days on which commercial banks in New York, New York are obligated by Law or executive order to be closed.

(j)                                     “Business Licenses” means licenses owned or possessed by any Seller used or necessary for the conduct of the Business, other than the FCC Licenses.

(k)                                  “Communications Act” means the Communications Act of 1934, as amended, any successor statute thereto, and all rules, regulations and published policies of the FCC promulgated thereunder.

(l)                                     “Contract” means any legally binding contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, non-governmental license, non-governmental franchise agreement, non-governmental concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

(m)                               “DTV Build-out” means the completed construction of digital television facilities in compliance in all material respects with (i) the FCC’s digital television build-out deadline for the Station, set by the FCC as of the date of this Agreement as July 1, 2006, as such deadline may be extended by statute, regulation, waiver, or other action or order of the FCC, (ii) the Sellers’ outstanding construction permit (FCC File Number BPCDT-19991029 AFF) to build full power digital operations and (iii) the Sellers’ FCC Form 381 pre-election maximization certification (FCC File Number BCERCT-20041105AEV).

(n)                                 “Effective Time” means 11:59 p.m. on the Closing Date.

(o)                                 “Encumbrance” means any claim, liability, security interest, pledge, mortgage, lien, pledge, charge, condition, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

(p)                                 “Environmental Claims” means any and all administrative, regulatory or judicial actions, Orders, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Authority), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Laws, including but not limited to those based on or resulting from the Business and (a) the presence, Release or threatened Release of any Hazardous Materials; or (b) any violation or alleged violation of any Environmental Law or (c) any and all claims by any third party seeking investigation, remediation, damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release by the Sellers of any Hazardous Materials.

(q)                                 “Environmental Law” means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), wetlands, public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect as of the Closing Date:  (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Endangered Species Act (16 U.S.C. § 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); (x) Hazardous Material Transportation Act (49 U.S.C. § 1801, et seq.); and (xi) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

(r)                                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(s)                                  “Escrow Agent” means The Bank of New York.

(t)                                    “Excluded Assets” means (a) cash or cash equivalents on hand and in bank accounts of any of the Sellers; (b) current portion of deferred taxes (c) all limited liability company membership interests owned by any Seller (d) the Sellers’ prepaid business (including, liability, business interruption and the like), group and other insurance policies, premiums and recoveries; (e) assets of the Sellers and their Affiliates not Used in the operations of the Station; (f) all rights and claims of the Sellers to the extent relating to any other Excluded Asset or any Retained Liability or any obligation of the Sellers to indemnify the Purchaser, including all guarantees, warranties, indemnities and similar rights in favor of the Sellers in respect of any other Excluded Asset or any Retained Liability or any obligation of the Sellers to indemnify the Purchaser; (g) the Accounts Receivable from SJL Broadcast Management Corporation which for identification purposes only, as of the date hereof is reflected on the Sellers’ books and records as $103,333.30; and (h) intercompany receivables from any Affiliate of the Sellers; (i) all Benefit Plans of the Sellers.

(u)                                 “FCC” means the United States Federal Communications Commission, and any successor agency thereto.

(v)                                 “FCC Consent” means the consent and other actions of the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) granting its initial consent to the assignment of the FCC Licenses as a result of the transactions contemplated by this Agreement.

(w)                               “FCC Licenses” means those licenses, permits and authorizations issued by the FCC to TSG License Subsidiary in connection with the Business (together with any renewals, extensions, additions, deletions, or modifications thereto as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date).

(x)                                   “Final Order” shall mean an action by the FCC (including any action duly taken by the FCC’s staff acting pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal, certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.

(y)                                 “GAAP” means generally accepted accounting principles in the United States.

(z)                                   “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

(aa)                            “Governmental Order” means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

(bb)                          “Hazardous Material” means any radioactive, toxic, hazardous, or dangerous material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, but not limited to, asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.

(cc)                            “Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

(dd)                          “Inactive Business Employees” means employees of the Station that as of the Closing Date are on leave of absence, disability leave, maternity leave, salary continuation and extension type of leave, military leave or worker’s compensation.

(ee)                            “Indemnification Escrow Deposit” means an amount equal to $4,050,000.

(ff)                                “Intellectual Property” means (i) any United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States and foreign trademarks, copyrights, service marks, trade dress, logos, trade names, domain names, databases and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, (iii) United States and foreign copyrights, and the registrations and applications for registration thereof, and (iv) any goodwill associated with any of the foregoing.

(gg)                          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(hh)                          “IRS” means the United States Internal Revenue Service, and any successor agency thereto.

(ii)                                  “KBWB Sale Agreement” means the agreement for the sale of television station KBWB(TV) in San Francisco, California by KBWB, Inc. and KBWB License, Inc. to AM Broadcasting KBWB, Inc.

(jj)                                  “Knowledge of the Sellers”, “known to the Sellers”, “Seller’s Knowledge” and phrases of similar import means, with respect to any matter in question relating to the Business or the Sellers, if Messrs. Michael Granados, Ian Guthrie, the General Manager, local sales manager, business manager or chief engineer of the Station has actual knowledge of such matter.

(kk)                            “Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

(ll)                                  “Liability” means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

(mm)                      “License” means any franchise, approval, permit, construction permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right issued by, obtained from or filed with any Governmental Authority, including, without limitation, the Federal Aviation Administration, Used or necessary for the conduct of the Business and the FCC Licenses.

(nn)                          “Losses” means any and all actions, suits, claims, interest, penalties, proceedings, investigations, audits, demands, losses (direct or indirect), liabilities, damages, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees).

(oo)                          “Material Adverse Effect” means any change or effect that is materially adverse to the assets, properties, operations, business, financial or other condition and/or results of operations of the Business, taken as a whole, except for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement or the taking of any action contemplated by or required by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) any federal or state governmental actions, including, without limitation, proposed or enacted legislation or other regulatory changes, (iv) matters generally applicable to the television broadcasting industry, or changes in general economic conditions nationally (including, without limitation, financial and capital markets), or (v) actions taken by Purchaser or its Affiliates.

(pp)                          “Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

(qq)                          “Permitted Encumbrances” means (i) liens for taxes not yet due and payable; (ii) liens for property taxes not delinquent; (iii) inchoate statutory liens that were created in the ordinary course of business and which will be discharged prior to Closing or, to the extent not so discharged, the amount thereof shall be reflected in the Sellers Pro Rata Amount; (iv) restrictions imposed by Governmental Authorities under applicable Law; (v) zoning, building or similar restrictions relating to or affecting property to the extent none of the Sellers is in breach thereof; (vi) liens or encumbrances on the Owned Real Property and Leased Real Property that do not materially adversely affect the current use or operation of the property in the operation of the Business or materially impair the DTV Build-out; (vii) those matters which are deemed Permitted Encumbrances pursuant to Section 6.3 of this Agreement; (viii) those Encumbrances that secure amounts owed by the Sellers to their creditors for indebtedness for borrowed money which are to be discharged and released simultaneously with the Closing (or for which arrangements therefor have been made as of Closing) or for which the relevant creditors have agreed in writing to authorize the Sellers or the Purchaser to arrange for their release simultaneously with the Closing (or for which arrangements therefor have been made as of Closing) and (ix) those matters disclosed in Schedule 1.1 attached hereto.

(rr)                                “Person” means any individual, general, limited or limited liability partnership, firm, corporation, limited liability company, association, trust, estate, joint venture, unincorporated organization or other entity.

(ss)                            “Program License Agreements” means any Business Contract granting rights to broadcast programming on the Station.

(tt)                                “Proprietary Rights” means any (i) Intellectual Property, (ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, technical information and data, software, databases, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any goodwill associated with the Business or any of the foregoing), (iii) copies and tangible embodiments thereof (in whatever form or medium), and (iv) licenses granting any rights with respect to any of the foregoing.

(uu)                          “Proration Escrow Deposit” means an amount equal to 50% of the Sellers Pro Rata Amount to be held in escrow pursuant to the Indemnification Escrow Agreement until the determination of the Purchase Price in accordance with Section 2.4.

(vv)         “Purchase Price Deposit Amount” means the Purchase Price Deposit, plus all interest and income accrued in respect thereof.

(ww)       “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(xx)          “Retained Liabilities” means all Liabilities of the Sellers that are not Assumed Obligations, including:

(i)                                     any intercompany or intracompany debts, obligations or Liabilities or any debts, obligations or Liabilities owing from any of the Sellers or any of their respective Affiliates to the Sellers or any of their respective Affiliates;

(ii)                                  any Liability of the Sellers for Taxes whether or not shown on a Tax return;

(iii)                               any Liability for Taxes arising from the transfer of the Broadcasting Assets and the consummation of the other transactions contemplated by this Agreement except to the extent that Purchaser is responsible therefor pursuant to Section 6.11;

(iv)                              any Liability of the Sellers for the unpaid taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise;

(v)                                 any Liabilities arising from or related to the ownership, operation or use of the Business and/or the Broadcasting Assets prior to Closing;

(vi)                              Environmental Claims or other Liabilities of the Sellers or arising out of the operation of the Business prior to Closing or arising under or relating to violations of Environmental Laws or Releases prior to the Closing;

(vii)                           amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums of the Sellers;

(viii)                        Liabilities under any Benefit Plan of the Sellers or any Affiliate of the Sellers, including but not limited to IBNR under any medical plan of the Sellers;

(ix)                                any Liability with respect to the period prior to the Closing Date in respect of, or that may become owed to, employees of the Business;

(x)                                   any funded indebtedness or other Liabilities relating to borrowed money or other evidence of indebtedness (and all guarantees or other contingent obligations related thereto), whether or not disclosed in this Agreement or otherwise, of the Sellers or any of their respective Affiliates;

(xi)                                any Liability arising out of or relating to any stay bonus, severance plan or agreement, special waiting bonus or special retention plan or agreement and any Liabilities for sick or personal days or for severance owed or payable to any employee of the Sellers, regardless of whether such employee is a Transferred Employee; provided, however, that the Purchaser shall be responsible for any Liability arising out of or relating to any severance plan or agreement of the Purchaser and any Liabilities for severance under Purchaser’s standard policies or any agreement or arrangement between Purchaser and any Transferred Employee owed or payable to any Transferred Employee;

(xii)                             all Liabilities arising before and after the Closing Date with respect to any non-Transferred Employee;

(xiii)                          any Liabilities for legal, accounting or broker’s fees incurred by the Sellers either in connection with this Agreement and/or the consummation of the sale transaction contemplated hereby, or otherwise;

(xiv)                         all Liabilities relating to any of the Excluded Assets;

(xv)                            any Liabilities of the Sellers arising under this Agreement; and

(xvi)                         any Liability which is otherwise specifically retained by the Sellers pursuant hereto.

(yy)                          “Sale Agreements” means, collectively, the KBWB Sale Agreement and the WDWB Sale Agreement.

(zz)                              “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, as in effect from time to time.

(aaa)                      “Subsidiary” means (unless otherwise indicated), with respect to a Person, any other Person (i) in which such first-named Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%), or (ii) with respect to which such first-named Person, has the ability to elect or nominate a majority of the board of directors or similar governing body of such first-named Person.

(bbb)                   “Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by the Sellers that is used or useful solely in the conduct of the Business, together with any additions thereto between the date hereof and the Closing Date.

(ccc)                      “Tax” means any federal, state, county, provincial, local or foreign income, gross receipts, windfall profits, sales, use, license, ad valorem, employment, withholding, severance, transfer, gains, profits, capital, excise, franchise, property, production capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, imposed by any Governmental

Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts (and any inherent penalties (civil or criminal), addition or additional in respect thereof), imposed by, any Governmental Authority with respect thereto, whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

(ddd)                   “Tax Return” means any report, return, declaration, statement, claim for refund, estimated tax or other information or statement required to be supplied to a Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

(eee)                      “Trade Agreements” means any Contract for the sale of advertising time on any Station in exchange for goods or services other than Program License Agreements.

(fff)                            “Transaction Documents” means this Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties hereto in connection with the transactions contemplated by this Agreement.

(ggg)                   “TSG Loans” all amounts due and payable in respect of (A) the Credit Agreement dated as of December 19, 2000 among Holdings, the Guarantors party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, National City Bank, as Documentation Agent, and the Bank of New York, as Administrative Agent, and (B) the Credit Agreement dated as of December 19, 2000 among the Sellers, the Guarantors party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, and the Bank of New York, as Administrative Agent.

(hhh)                   “Used” means (i) owned, (ii) leased, (iii) licensed, (iv) held and used, (v) held for use or (vi) otherwise have a proprietary right or interest in, in each case, by any the Sellers or its Affiliates in connection with the business of the Station.

(iii)                               “WDWB Sale Agreement” means the agreement for the sale of television station WDWB(TV) in Detroit, Michigan by WXON, Inc. and WXON License, Inc. to AM Broadcasting WDWB, Inc.

1.2                                 Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounting Firm	2.4(b)(iii)
Actual Receivables	2.2(c)(v)
Agreement	Preamble
AR Statement	2.2(c)(i)

Term	Section
AR Collection Period	2.2(c)(iv)
Assignment and Assumption Agreement for Assumed Obligations	3.2(a)(iii)
Assignment and Assumption Agreement for Contracts	3.2(a)(ii)(D)
Assignment and Assumption Agreement for FCC Licenses	3.2(a)(ii)(C)
Assignment and Assumption Agreement for Leases and Leasehold Interests in Personal Property	3.2(a)(ii)(A)
Assignment and Assumption Agreement for Motor Vehicles and Certain Equipment	3.2(a)(ii)(E)
Assignment and Assumption Agreement for Real Property	3.2(a)(i)
Assumed Contracts	1.1(g)(iii)
Assumed Obligations	2.3(b)
Business	Recitals
Business Employee(s)	4.10
Channel Designation	4.21
Claimant	11.3(a)
Closing	3.1(a)
Closing Cash Payment	2.6(a)
Closing Date	3.1(a)
Company	Preamble
Consents	4.3
Consultant	6.3(d)
Deposit Escrow Agreement	2.5(a)
DTV	4.21
DTV CP	4.21
DTV Facility	4.21
DTV STA	4.21
Environmental Reports	4.19
Environmental Work	6.3(e)
Estimated AR Adjustment Amount	2.2(c)(ii)
Event of Loss	8.1
Excluded Employees	6.13(a)

Term	Section
Exempt Representations	11.1(b)(i)
Financial Statements	4.12(a)
Holdings	Preamble
Indemnification Cap	11.1(b)(i)
Indemnification Escrow Agreement	2.6(d)
Indemnifying Party	11.3(a)
Interruption	8.2
Latest Balance Sheet	4.12(a)
Latest Balance Sheet Date	4.12(a)
Lease(s)	4.5(a)
Leased Real Property	4.5(a)
License Purchaser	Preamble
Main Purchaser	Preamble
Material Business Contract(s)	4.8(a)
MVPD(s)	4.20(a)
Non-Disclosure Agreement	6.10
Notice of Disagreement	2.4(b)(ii)
Owned Real Property	4.5(a)
Phase I Environmental Assessment	6.3(d)
Preliminary Purchase Price	2.6
Proceeds	8.1
Prohibited Business	9.1
Purchase Price	2.2(a)
Purchase Price Deposit	2.5(b)
Purchaser	Preamble
Purchaser Benefit Plans	6.13(c)
Purchaser Pro Rata Amount	2.4(a)
Purchaser’s AR Statement	2.2(c)(v)
Receivables	2.2(c)(i)
Recognized Environmental Condition	6.3(d)
Repair Cap	8.1
Required Consents	7.1(g)
Sale Agreement	10.1(f)
Seller Cure Period	6.3(c)

Term	Section
Sellers	Preamble
Sellers’ AR Statement	2.2(c)(i)
Sellers Pro Rata Amount	2.4(a)
Settled Claim	11.3(b)
Settlement Statement	2.4(b)(ii)
Short Term Agreement	4.8(a)
Station	Recitals
Surveys	6.3(b)
Technology	4.7(d)
Termination Date	10.1(d)
Title & Survey Defects	6.3(c)
Title Commitment	6.3(a)
Title Policy	6.3(a)
Transferred Employee	6.13(b)
TSG License Subsidiary	Preamble
WARN Act	6.13(g)

ARTICLE 2

PURCHASE AND SALE OF BROADCASTING ASSETS

2.1                                 Purchase and Sale of Broadcasting Assets.  Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing:

(a)                                  The Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of each such the Sellers’ rights, title and interests in the Broadcasting Assets (excluding the FCC Licenses) free and clear of all Encumbrances (other than Permitted Encumbrances);

(b)                                 TSG License Subsidiary shall assign and deliver to the License Purchaser, and the License Purchaser shall accept assignment from TSG License Subsidiary of, the FCC Licenses; and

(c)                                  The Sellers shall transfer and deliver to the Purchaser, and the Purchaser shall assume, the Assumed Obligations in accordance with Section 2.3 hereof.

2.2                                 Purchase Price; Allocation of Purchase Price.

(a)                                  Purchase Price.  For and in full consideration of the assignments, conveyances, transfers, and covenants described herein, at the Closing the Purchaser shall pay to the Sellers an amount equal to Forty-Five Million Dollars ($45,000,000.00), adjusted as provided in Section 2.2(c) and 2.4 below (the “Purchase Price”).

(b)                                 Allocation of Purchase Price.  The Sellers and the Purchaser shall use commercially reasonable efforts to agree on the allocation of the Purchase Price (and other amounts, including Assumed Obligations, taken into account as purchase price for tax accounting purposes) among the Broadcasting Assets in accordance with the requirements of Section 1060 of the Code, and the regulations thereunder prior to the Closing.  If Sellers and the Purchaser do not reach agreement on such allocation prior to the Closing, then (a) with respect to the Real Property included in the Broadcasting Assets (other than broadcast towers), that portion of the Purchase Price as mutually agreed upon by the parties shall be allocated to each parcel of Real Property, (b) with respect to the tangible assets included in the Broadcasting Assets (other than Real Property, but including the broadcast towers), that portion of the Purchase Price equal to the book value of such tangible assets as reflected in the accounting books and records of the Sellers as of the Closing shall be allocated to each such tangible asset, and (c) with respect to the intangible assets included in the Broadcasting Assets, the Purchaser shall prepare and deliver to the Sellers an allocation (reasonably acceptable to Sellers) among the intangible assets of that portion of the Purchase Price equal to the excess of the Purchase Price over the aggregate amount of the Purchase Price allocated to the Real Property (other than broadcast towers) and the tangible assets (other than Real Property, but including the broadcast towers) pursuant to clauses (a) and (b) above, respectively.  The parties agree to (i) jointly complete and timely file IRS Form 8594 with their Federal income tax return, and as required with respect to any other Tax Return, for the tax year in which the Closing Date occurs, (ii) file all Tax Returns in accordance with such allocation, (iii) report the transactions contemplated by this Agreement for Federal Tax and all other Tax purposes in a manner consistent with such allocations, (iv) provide the other promptly with any information required to complete IRS Form 8594, (v) notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocations of the Purchase Price (and other amounts, including Assumed Obligations, taken into account as purchase price for tax accounting purposes), and (vi) not to take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocations unless required to do so by applicable law.

(c)                                  Accounts Receivable Adjustment.

(i)                                     On the date that is three (3) business days prior to the Closing Date, the Sellers will deliver to the Purchaser a statement (the “AR Statement”) setting forth Sellers’ good faith estimate (the “Sellers’ AR Estimate”) of the amount of Accounts Receivable of the Sellers arising out of the operation of the Station that will be outstanding as of the Effective Time (including any amounts that will be receivable by the Station with respect to advertising that has been aired on the Station prior to the Effective Time but for which no invoice has yet been produced, but excluding any amounts that are receivable that relate to advertising that has not been aired as of the Effective Time but for which an invoice has been produced) (all such Accounts Receivable of the Sellers arising out of the operation of the Station that are outstanding as of the Effective Time, the “Receivables”).  The Sellers’ AR Estimate shall include a detailed list, by debtor, of each Accounts Receivable included in such estimate reflecting the amount due under each such account and an aging schedule for each amount included in such estimate.  The Sellers’ AR Estimate shall be based on the Sellers’ Accounts Receivable ledger as of the day on which it is provided to the Purchaser.

(ii)                                  The Parties agree that the Purchase Price payable at the Closing shall be reduced on a dollar-for-dollar basis by the amount (if any) by which Seven Hundred Fifty Thousand Dollars ($750,000) exceeds the amount of the Receivables (the “Estimated AR Adjustment Amount”).

(iii)                               During the period commencing with the Closing Date and ending the 120th calendar day after the Closing Date, the Purchaser shall use commercially reasonable efforts to collect the Receivables consistent with its practices for collection of its own accounts receivable; provided, that, the Purchaser shall be under no obligation to commence or not to commence litigation or legal action to effect collection (and Sellers shall not be responsible for any costs and expenses of any such litigation or legal action commenced by Purchaser, if any) and may make any adjustment, concession or settlement which in the good faith judgment of the Purchaser is commercially reasonable; provided, further, that in no event shall the Purchaser incur any Liability for any failure to collect any Receivables except for its willful breach of this Section 2.2(c).  The Purchaser shall remit to the Sellers all amounts in excess of $750,000, if any, collected by the Purchaser with respect to the Receivables in accordance with the following schedule: (a) on or before the 20th day of the first complete calendar month after the Closing Date, remit all amounts in excess of $750,000, if any, collected up to the end of the previous calendar month; and (b) on or before the 20th day of each succeeding calendar month, remit all amounts, which together with all other amounts previously collected by the Purchaser in respect of the Receivables, if any, exceed $750,000.  Notwithstanding the foregoing, the Purchaser shall be entitled to retain and be under no obligation to remit to the Sellers any amounts (including any Receivables) received by the Purchaser (or its Affiliates), and the Sellers shall cause any amounts (including any Receivables) received by the Sellers (or their Affiliates) to be promptly remitted to the Purchaser, in either case that are (a) attributable to the Business after the Closing Date or (b) attributable to any business (other than the Business) of the Purchaser (or its Affiliates); provided, that, absent specific direction from the Receivable counterparty, all payments received by the Purchaser shall be first applied to the oldest non-disputed Receivable of the Sellers and the Purchaser shall not make any request of such counterparty inconsistent with such application to the oldest Receivable.

(iv)                              The Purchaser’s obligations to collect the Receivables shall expire as of midnight on the 120th day following the Closing Date (“AR Collection Period”).  Within ten (10) business days thereafter, the Purchaser shall remit to the Sellers all amounts in excess of $750,000 collected from the Closing Date until the date thereof with respect to the Receivables to the extent not previously remitted to the Sellers.  Upon expiration of the Purchaser’s collection obligation under this Section 2.2(c), the Purchaser shall assign and transfer to the Sellers (a) the Accounts Receivable which were paid to the Sellers hereunder and (b) all the Accounts Receivable which remain uncollected, including all documents and records relating thereto, and the Sellers shall assume responsibility for collection of any remaining Accounts Receivable for its own account.

(v)                                 At the end of the AR Collection Period, the Purchaser shall prepare and deliver to Sellers a statement (the “Purchaser’s AR Statement”) setting forth the actual amount of Receivables collected during the AR Collection Period (“Actual Receivables”).  The Purchaser’s AR Statement shall include a detailed list, by debtor, of each Accounts Receivable included in Receivables reflecting the amount due under each such account and shall be based on the Station’s Account Receivable ledger as of the Closing Date.  Based on the Purchaser’s AR Statement, if the Actual Receivables are less than the lesser of: (a) $750,000 and (b) the AR Shortfall Amount, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the difference.  For purposes of clarification, at the end of the AR Collection Period, the Purchaser shall be entitled to have received $750,000 of Receivables, net of sales commissions and collection costs.

2.3                                 Assumption of Obligations.

(a)                                  Limitation on Assumption of Obligations.  Except as set forth in Section 2.3(b) below, the Purchaser expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of the Sellers of any nature whatsoever, including the Retained Liabilities.  The Sellers shall pay, perform and discharge the Retained Liabilities.

(b)                                 Assumed Obligations Relating to the Station.  At the Closing, the Purchaser shall assume and timely pay, perform and discharge the following liabilities and obligations (collectively, the “Assumed Obligations”): (i) the liabilities and obligations of the Sellers to the extent related to or arising in connection with the Business after, and related to the period after, the Closing, including, without limitation, under all Assumed Contracts, except in each case, to the extent such Liabilities, but for breach or default by the Sellers, would have been paid, performed or otherwise discharged prior to the Closing (unless the amount of such liabilities has been taken into account for calculating the Sellers Pro Rata Amount) or the extent such Liabilities arise out of any such breach or default; (ii) any Liabilities exclusively relating to the Business that arise with respect to events occurring after the Closing, and related to the period after the Closing, in each case, other than as a result of (x) any breach or inaccuracy of any representation, warranty, covenant or obligation of any the Sellers under this Agreement or (y) any other action taken by any the Sellers (or their Affiliates) which action is specifically prohibited by the terms of this Agreement; (iii) all Liabilities to be assumed by or the responsibility of the Purchaser as set forth in Section 6.13 hereof; and (iv) all liabilities and obligations of the Seller and the Business relating to the period prior to the Closing to the extent reflected in the Sellers Pro Rata Amount.

2.4                                 Purchase Price Adjustment.

(a)                                  General Proration.  Except as otherwise expressly specified in this Agreement, the expenses, including accrued liabilities (including, any accrued payment obligations under Assumed Contracts) and prepaid expenses, accrued personal leave, accrued vacation pay, and liabilities through the Effective Time shall be for the account of the Sellers and thereafter shall be for the account of the Purchaser.  Expenses for goods or services received or to be received after the Closing, including for real and personal property Taxes and assessments, power and utilities charges and rents and similar prepaid and deferred items shall be prorated, based on the number of days before and after the Effective Time, between the Sellers and the Purchaser, respectively.  All special assessments and similar charges or liens imposed against the Broadcasting Assets and/or the FCC Licenses in respect of any period of time through the Effective Time, whether payable in installments or otherwise, shall be the responsibility of the Sellers, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Effective Time shall be the responsibility of the Purchaser, and such charges shall be adjusted as required hereunder.

No adjustment or proration shall be made with respect to Accounts Receivable, Receivables or any revenue or income attributable to any Accounts Receivable or Receivable.  An adjustment and proration shall be made in favor of (a) the Purchaser to the extent that the amount of any advertising time remaining to be run by the Station under any Trade Agreements or Barter Agreements as of the Effective Time exceeds the fair market value of the goods or services to be received by the Station as of the Effective Time, and (b) the Sellers to the extent the fair market value of the goods or services to be received by the Station as of the Effective Time exceeds the amount of any advertising time remaining to be run by the Station under any Trade Agreements or Barter Agreements as of the Effective Time.

For purposes of the Purchase Price adjustment procedure set forth in Section 2.4(b), (i) the aggregate total of the amounts allocable to the conduct of the Business prior to the Effective Time but payable after the Closing (and not paid prior to the Closing) shall be referred to as the “Sellers Pro Rata Amount” and (ii) the aggregate total of the amounts allocable to the conduct of the Business following the Effective Time (and paid prior to the Closing) shall be referred to as the “Purchaser Pro Rata Amount.”

Notwithstanding the foregoing, the Purchase Price shall be adjusted for (a) any overdue amounts under any Assumed Contracts including those relating to Program Rights to the extent relating to periods prior to the Closing, except to the extent reflected in the Sellers Pro Rata Amount and (b) any payments that contractually have been deferred but for which the Sellers have received the benefit of the asset to which they relate prior to Closing, and the Sellers shall be responsible for any Retained Liabilities.  Notwithstanding anything to the contrary contained herein, the Purchase Price shall be adjusted for (x) any payments under any Assumed Contracts relating to the period prior to the Closing to the extent reflected in the Sellers Pro Rata Amount and (y) any payments that contractually have been paid in advance, but for which the Purchaser shall receive the benefit to which such payments relate after Closing, and the Purchaser shall be responsible for the Assumed Obligations.

(b)                                 Procedure.

(i)                                     Not more than ten (10) business days and not less than three (3) business days prior to the Closing Date, the Sellers shall provide the Purchaser with a statement setting forth good faith estimates of the Sellers Pro Rata Amount and the Purchaser Pro Rata Amount as of the Effective Time (and all information reasonably necessary to determine the accuracy of such estimate) on the basis of then most recently available month-end financial statements of the Station.  Absent manifest error, (i) in the event that the estimated the Purchaser Pro Rata Amount exceeds the estimated the Sellers Pro Rata Amount, the Purchase Price payable by the Purchaser at the Closing shall be increased by an amount equal to such excess, and (ii) in the event that the estimated Sellers Pro Rata Amount exceeds the estimated Purchaser Pro Rata Amount, the Purchase Price payable by the Purchaser at the Closing shall be decreased by an amount equal to such excess.

(ii)                                  Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a statement setting forth the Purchaser’s calculations of the Sellers Pro Rata Amount and the Purchaser Pro Rata Amount as of the Effective Time (and all information reasonably necessary to determine the accuracy of such calculations) (the “Settlement Statement”).  During the 45-day period following the Sellers’ receipt of the Settlement Statement, the Sellers and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of the Purchaser relating to the Settlement Statement and (ii) any supporting schedules, analyses and other documentation relating to the Settlement Statement.  The Settlement Statement shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless the Sellers gives written notice of its disagreement with the Settlement Statement (“Notice of Disagreement”) to the Purchaser on or prior to such date setting forth in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement complying with the preceding sentence is received by the Purchaser in the period specified, then the Settlement Statement (as revised in accordance with clause (A) or (B) of this sentence) shall become final and binding upon the parties on the earlier of (A) the date the Purchaser and the Sellers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(iii)                               During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, the Purchaser and the Sellers shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, the Purchaser and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of the Sellers relating to the Notice of Disagreement and (ii) any supporting schedules, analyses and documentation relating to the Notice of Disagreement.  If, at the end of such 30-day period, the Purchaser and the Sellers have not so resolved such differences, the Purchaser and the Sellers shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall be a nationally recognized independent public accounting firm selected by Sellers and reasonably acceptable to the Purchaser, which Accounting Firm shall not have been the auditing firm of the Purchaser or the Sellers during the fiscal year 2004 or 2005.  The Purchaser and the Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  The Purchaser and the Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.4 shall be borne by the Purchaser and the Sellers in inverse proportion to the extent one party or the other may prevail on each matter resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and expenses (if any) of the Purchaser’s independent auditors incurred in connection with the preparation of the Settlement Statement and the review of any Notice of Disagreement shall be borne by the Purchaser, and the fees and expenses (if any) of the Sellers’ independent auditors incurred in connection with their review of the Settlement Statement and the preparation of any Notice of Disagreement shall be borne by the Sellers.

(iv)                              Within ten (10) business days after the Settlement Statement becomes final and binding upon the parties, (i)(A) in the event that the final calculations of the Sellers Pro Rata Amount and the Purchaser Pro Rata Amount result in a Purchase Price that is in excess of the Purchase Price actually paid by the Purchaser at the Closing, the Purchaser shall promptly pay the amount of such excess to the Sellers, and (B) the Purchaser and the Sellers shall execute and deliver to the Escrow Agent joint written instructions to pay, and shall cause the Escrow Agent to pay, to the Sellers the Proration Escrow Deposit, plus all interest and earnings thereon, or (ii) in the event that the final calculations of the Sellers Pro Rata Amount and the Purchaser Pro Rata Amount result in a Purchase Price that is less than the Purchase Price actually paid by the Purchaser at the Closing, the Sellers shall promptly pay the amount of such shortfall to the Purchaser.  The obligation shall first be satisfied by the Purchaser and the Sellers executing and delivering to the Escrow Agent joint written instructions to pay the excess to the Purchaser (and the balance of the Proration Escrow Deposit and all interest thereon to the Sellers) from the Proration Escrow Deposit and all interest and earnings thereon.  If such obligation is not fully satisfied from the Proration Escrow Deposit, then the Sellers shall promptly pay such remaining amount to the Purchaser.

2.5                                 Purchase Price Deposit and Escrow Agreement.

(a)                                  Within three (3) Business Days of the earliest of (i) the closing of the sale of television station WDWB(TV), Detroit Michigan by WXON, Inc. and WXON License, Inc. to AM Broadcasting WDWB, Inc. in accordance with the WDWB Sale Agreement, (ii) the closing of the sale of television station KBWB(TV), San Francisco, California by KBWB, Inc. and KBWB License, Inc. to AM Broadcasting KBWB, Inc. in accordance with the KBWB Sale Agreement and (iii) the expiration of the period for the Purchaser to terminate this Agreement pursuant to Section 10.1(f), the Sellers shall, and GBC shall cause the Purchaser to, execute and deliver, and use commercially reasonable efforts to cause the Escrow Agent to execute and deliver, that certain Deposit Escrow Agreement in the form of Exhibit A attached hereto (the “Deposit Escrow Agreement”).

(b)                                 Concurrently with the execution and delivery of the Deposit Escrow Agreement, GBC shall pay or shall cause the Purchaser to pay to the Escrow Agent a deposit in an amount equal to five percent (5%) of the Purchase Price (the “Purchase Price Deposit”) by federal wire transfer of immediately available funds delivered to the Escrow Agent, to be held in accordance with the terms and conditions of the Deposit Escrow Agreement.  The Purchase Price Deposit Amount shall be credited against the amount to be paid by the Purchaser to the Sellers at Closing as set forth in Section 2.6(a) hereof.

(c)                                  At the Closing, the Purchaser and the Sellers shall deliver a joint written instruction, executed on behalf of the Purchaser and the Sellers, to the Escrow Agent to cause the Escrow Agent to pay the Purchase Price Deposit Amount over to the Sellers as a credit against the amount to be paid by the Purchaser to the Sellers at the Closing as set forth in Section 2.6(a) hereof.

2.6                                 Payment of the Purchase Price.  At the Closing, the Purchase Price, as adjusted pursuant to Section 2.2(c) and Section 2.4(a) (the “Preliminary Purchase Price”), shall be paid as follows:

(a)                                  The Purchaser shall pay or cause to be paid to the Sellers an amount in cash equal to the difference of (i) the Preliminary Purchase Price, minus (ii) the Purchase Price Deposit Amount, minus (iii) the Indemnification Escrow Deposit, and minus (iv) the Proration Deposit (such difference, the “Closing Cash Payment”).

(b)                                 The Purchaser and the Sellers shall execute and deliver to the Escrow Agent joint written instructions to pay, and shall cause the Escrow Agent to pay to the Sellers as a credit against the Preliminary Purchase Price an amount equal to the Purchase Price Deposit Amount.

(c)                                  The Purchaser shall pay to the Escrow Agent the Indemnification Escrow Deposit and the Proration Escrow Deposit, each to be held in accordance with the terms and conditions of that certain Indemnification and Proration Escrow Agreement in the form of Exhibit B attached hereto (the “Indemnification Escrow Agreement”).

(d)                                 Each of the foregoing amounts shall be paid by federal wire transfer of immediately available funds to the account or accounts specified by the party entitled to such payment pursuant to wire transfer instructions, which instructions shall be delivered in writing by the receiving party or parties, as applicable, to the party or parties, as applicable, making payment pursuant hereto prior to the date of any applicable payment or payments, as applicable.

ARTICLE 3

THE CLOSING

3.1                                 The Closing.

(a)                                  Subject to the satisfaction of the conditions to Closing set forth in Article 7 or waiver, to the extent permissible under applicable Law, of any such condition by the Person entitled to the benefit thereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Washington, D.C. time, on a date to be designated by the Sellers, which date shall not be earlier than the fifth (5th) Business Day or later than the fifteenth (15th) Business Day, after satisfaction and fulfillment of the conditions set forth in Sections 7.1(f), 7.1(g), 7.1(h), 7.1(i) and 7.2(e) (the “Closing Date”), at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C.  20036, unless another time, date or place is mutually agreed upon in writing by the Sellers and the Purchaser.

(b)                                 Notwithstanding the foregoing, if on the date otherwise scheduled for the Closing pursuant to the preceding paragraph, the conditions set forth in Section 7.1(d) and Section 7.2(c) hereof have not been satisfied, the Sellers, on the one hand, or the Purchaser, on the other hand, may, by written notice given to all other parties hereto, on the date otherwise scheduled for the Closing, elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by prior written notice from the Person or Persons, as applicable, electing to postpone the Closing, which date shall be not earlier than the fifth (5th) Business Day or later than the fifteenth (15th) Business Day, after satisfaction and fulfillment of the conditions set forth in Section 7.1(d) and Section 7.2(c), but in any event no later than the Termination Date.

3.2                                 Closing Deliveries of the Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of the Sellers by a duly authorized officer thereof, in order to effect the transfer of the Broadcasting Assets to the Purchaser pursuant to Section 2.1 hereof:

(a)                                  Instruments of Transfer and Assignment.

(i)                                     Instruments of Conveyance and Transfer of Real Property.  At the Closing, to assign all of the real property Leases from the applicable Seller to the Purchaser, the applicable Seller shall deliver to the Purchaser, in form and substance reasonably satisfactory to, an assignment and assumption agreement assigning to the Purchaser all right, title and interest of the applicable Seller in and under all real property Leases in which the Purchaser assumes all obligations under each such real property Lease from and after the Closing in accordance with Section 2.3 (the “Assignment and Assumption Agreement for Real Property”).  A limited warranty deed with respect to each of the parcels of Owned Real Property subject solely to the Permitted Encumbrances which shall not provide for any representations and warranties with respect to the Owned Real Property in addition to the representations and warranties set forth herein, duly executed by the applicable Seller and in form and substance reasonably satisfactory to the Purchaser.

(ii)                                  Instruments of Conveyance and Transfer of Personal Property.  At the Closing, to effect the transfers, conveyances and assignments from the applicable Seller to the Purchaser, the applicable Seller shall deliver to the Purchaser the following bills of sale, certificates, assignments and other instruments of transfer assigning, transferring and conveying to the Purchaser title to all of the personal property included in the Broadcasting Assets, free and clear of all Encumbrances of any kind other than Permitted Encumbrances, all in form reasonably satisfactory to counsel for the Purchaser, and dated the Closing Date:

(A)                              Assignment of Leases.  Assignment and assumption of all leases and leasehold interests in personal property included in the Broadcasting Assets, including all rights under the lease agreements referred to in
Schedule 4.5(g) hereto (the “Assignment and Assumption Agreement for Leases and Leasehold Interests in Personal Property”);

(B)                                Bills of Sale.  Bills of sale for all Tangible Personal Property included in the Broadcasting Assets;

(C)                                Assignments of Licenses.  Assignment and assumption of the FCC Licenses (the “Assignment and Assumption Agreement for FCC Licenses”);

(D)                               Assignments of Contracts; Other Assignments.  Assignment and assumption of all contracts and other intangible assets included in the Broadcasting Assets and any other forms of assignment and/or assumption reasonably requested by the Purchaser (the “Assignment and Assumption Agreement for Contracts”); and

(E)                                 Assignments of Motor Vehicles and Certain Equipment.  Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Broadcasting Assets for which a certificate of title or origin evidences title, together with properly completed assignments of such vehicles or other equipment to the Purchaser, duly executed by the applicable Seller (the “Assignment and Assumption Agreement for Motor Vehicles and Certain Equipment”).

(iii)                               Instruments of Conveyance and Assumed Obligations.  At the Closing, to effect the transfers, conveyances and assignments from the Sellers to the Purchaser,

the Sellers shall deliver to the Purchaser an assignment and assumption of Assumed Obligations in which the Purchaser agrees to assume, pay, perform and discharge all of the Assumed Obligations, in form reasonably satisfactory to counsel for the Purchaser, and dated the Closing Date (the “Assignment and Assumption Agreement for Assumed Obligations”).

(b)                                 Closing Certificates and Other Documents.

(i)                                     An Officer’s certificates certifying to the fulfillment of the conditions set forth in
Sections 7.1(a) and 7.1(b) hereof;

(ii)                                  A Secretary’s Certificate certifying that the consents in writing of the Board of Representatives of Holdings and of the member of each of the Company and TSG License Subsidiary in the forms attached to such certificate authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby were duly authorized, and that such consents in writing remain in full force and effect;

(iii)                               A certificate of the Sellers certifying as to its non-foreign status and which complies with the requirements of Section 1445 of the Internal Revenue Code;

(iv)                              Good standing certificates for the Sellers issued by the appropriate Governmental Authority of the State of Delaware, dated as of a date no earlier than ten (10) days prior to the Closing Date;

(v)                                 An opinion of counsel to Sellers substantially in the form of Exhibit 3.2(b)(v) attached hereto; and

(vi)                              A copy of any instrument evidencing any Required Consent received.

3.3                                 Closing Deliveries of the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Broadcasting Assets:

(a)                                  Closing Cash Payment.  To the Sellers, the amount to be paid to the Sellers pursuant to Section 2.6, and to the Escrow Agent, the Indemnification Escrow Deposit and the Proration Escrow Deposit.

(b)                                 Closing Certificates and Other Documents.

(i)                                     An Officer’s certificates certifying to the fulfillment of the conditions set forth in
Sections 7.2(a) and 7.2(b) hereof;

(ii)                                  A Secretary’s Certificate certifying that the resolutions authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby were duly authorized, and that such resolutions remain in full force and effect; and

(iii)                               A good standing certificate for each Purchaser issued by the appropriate Governmental Authority of the State of Delaware.

(iv)                              All necessary assignment and assumption agreements relating to the Broadcasting Assets, including the following:

(A)                              Assignment and Assumption Agreement for Real Property;

(B)                                Assignment and Assumption Agreement for Leases and Leasehold Interests in Personal Property;

(C)                                Assignment and Assumption Agreement for FCC Licenses;

(D)                               Assignment and Assumption Agreement for Contracts; and

(E)                                 Assignment and Assumption Agreement for Motor Vehicles and Certain Equipment.

(F)                                 Assignment and Assumption Agreement for the Assumed Obligations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, represent and warrant to the Purchaser as follows:

4.1                                 Organization.  Each of the Sellers is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the assets and properties currently owned, operated or leased by it, and to conduct its business and operations as currently conducted.  Each Seller is duly authorized, qualified or licensed to do business as a foreign limited liability company, and is in good standing, under the laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2                                 Authority.  Each Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of the Sellers of this Agreement and the other Transaction Documents to which it is a party, the performance by each of the Sellers of its obligations hereunder and thereunder, and the consummation by each of the Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of each Seller.  This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the Sellers, this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery of the other Transaction Documents to which it is a party by each Seller at the Closing and, assuming the due authorization, execution and delivery of the other Transaction Documents by the Purchaser (to the extent it is a party thereto), each of the other Transaction Documents will constitute a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                                 No Violation; Third Party Consents.  Assuming that all filings, consents, waivers, permits, approvals, orders, notices and authorizations set forth on Schedule 4.3 hereto (the “Consents”) have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth on Schedule 4.4 hereto have been made, and except as set forth on Schedule 4.3 hereto, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of any Seller, pursuant to, or require the Sellers to obtain any Consent as a result of, or under, the terms or provisions of (i) the Organizational Documents of the Sellers (ii) any Material Business Contract or Business License, or (iii) any Law applicable to the Sellers, or any of the Sellers’ assets, or any Governmental Order issued by a Governmental Authority by which the Sellers or any of the Sellers’ assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Governmental Consents.  No material consent, of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Sellers in connection with the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which it is a party, the performance by the Sellers of its obligations hereunder and thereunder, and the consummation by the Sellers of the transactions contemplated hereby and thereby except as set forth on Schedule 4.4 hereto.

4.5                                 Real and Personal Property.

(a)                                  Schedule 4.5(a) hereto contains a true, correct and complete list of the following to the extent owned, used or held for use by the Sellers to conduct the Business: (i) real property owned by the Sellers (the “Owned Real Property”), and (ii) each real property lease pursuant to which the Sellers are a landlord (such leases are referred to herein collectively as the “Leases” and, each, individually as a “Lease”; the property demised pursuant to such Leases is referred to herein as the “Leased Real Property”), and all amendments thereof.  Each Seller represents and warrants to the Purchaser that such Seller is not a tenant under any lease, sublease or occupancy agreement concerning real property Used in or necessary to conduct the Business.

(b)                                 The applicable Seller has full legal power and authority to assign its rights, title and interest in, to and under each Real Property Lease to the Purchaser in accordance with this Agreement on terms and conditions no less favorable to the Purchaser than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.  Each Real Property Lease (a) constitutes a legal, valid and binding obligation of the applicable Seller, (b) to the Sellers’ Knowledge is in full force and effect, and (c) and neither the applicable Seller nor, to the Seller’s Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute any continuing monetary default or other material default under the provisions of such, Real Property Lease.  Except as expressly set forth in the Leases, no tenant under any of the Leases is presently entitled to any rebate, free rent or other concession, deduction or offset.  No tenant has paid any rent, additional rent or other charge of any nature for a period of more than one (1) month in advance.  As of the Closing, no brokerage or leasing commissions or other compensation will be due and payable to any Person with respect to or on account of any of the Leases.  Other than the Sellers and except under the Leases, there are no parties in possession or parties who have a right to possess the Owned Real Property or any portion thereof.

(c)                                  No Owned Real Property or, to the Knowledge of the Sellers, Leased Real Property, has been condemned or otherwise taken by any public authority and no condemnation or taking of such properties is, to the Sellers’ Knowledge, threatened or contemplated.

(d)                                 No Seller has granted any outstanding options or entered into any outstanding contracts with others for the sale, lease or transfer of any Owned Real Property, and no Person has any right or option to acquire, or right of first refusal with respect to, any Owned Real Property or any portion thereof.

(e)                                  The buildings and other improvements used at or in connection with the Owned Real Property do not encroach onto land adjoining any Owned Real Property or onto any easements to such an extent as would materially impair the value of the Owned Real Property and such improvements or the continued use and operation of the Owned Real Property and such improvements for the same uses and operations as those conducted at the present time, and the improvements on land adjoining the Owned Real Property do not encroach onto any part of the Owned Real Property to such an extent as would materially impair the continued use and operation of the Owned Real Property for the same uses and operations as those conducted at the present time.  All guy wires, guy anchors, satellite dishes, associated transmission equipment, transmitter buildings, towers, signs, main studio buildings, associated parking lots, and other buildings and other improvements related to the Owned Real Property or the Leased Real Property are all located entirely on, and within the boundaries of, the Owned Real Property or Leased Real Property, as applicable, except for such failures to be so located, which would not, materially impair such improvements or the continued use and operation of the Owned Real Property or the Leased Real Property, as applicable, and such improvements for the same uses and operations as those conducted at the present time.

(f)                                    Each parcel of Owned Real Property is contiguous to publicly dedicated streets, roads or highways, or, if not so contiguous, access to and from such parcel of Owned Real Property and publicly dedicated streets, roads or highways is available through private lands pursuant to valid, unsubordinated, perpetual, enforceable and recorded public or private easements or rights-of-way.

(g)                                 Schedule 4.5(g) hereto contains a true, correct and complete list, as of the date hereof, of all items of Tangible Personal Property included in the Broadcasting Assets that have a fair market value as of the date hereof in excess of $25,000.  Except as set forth in Schedule 4.5(g), all material items of the Tangible Personal Property are in operating condition (given the age of such property and the use to which such property is put and ordinary wear and tear excepted) and have been maintained in compliance with good engineering practice, are performing satisfactorily, have been properly maintained, in all material respects, in accordance with industry practices, and have been maintained so as to permit the Station to operate in all material respects in accordance with the FCC Licenses and the Communications Act.

(h)                                 As of Closing, no brokerage or leasing commission or other compensation will be due and payable to any Person with respect to or on account of any of the Leases.

4.6                                 Title to Broadcasting Assets.

On the Closing Date, each Seller will have and will convey to the Purchaser good and marketable title to the Broadcasting Assets that are owned by such Seller and valid and existing leasehold or license interests in all Broadcasting Assets that are leased or licensed by such Seller, in each case free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances.

4.7                                 Intellectual Property and Proprietary Rights.

(a)                                  Schedule 4.7 hereto contains a true, correct and complete list of all Intellectual Property used by the Sellers, to the extent such Intellectual Property is related solely to the Business.

(b)                                 Each Seller owns, has a valid license or a valid right to use all Proprietary Rights used in or necessary to conduct the Business as currently conducted by such Seller, except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Sellers, no Person is infringing upon the rights of any Seller in or to any of the Intellectual Property set forth in Schedule 4.7 hereto.

(c)                                  Except as set forth in Schedule 4.7, all Intellectual Property material to the Business, including the call letters necessary for or Used by the Station or the Business, has been duly applied for or registered in, filed in or issued by, as applicable the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business.  All Intellectual Property owned by the Company Used or necessary to conduct the Business that has been registered in, filed in or issued by a Governmental Authority is so indicated on Schedule 4.7 hereto.  All Intellectual Property registrations identified in Schedule 4.7 are valid and in good standing and all applications identified in Schedule 4.7 are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents).

(d)                                 Schedule 4.7 contains a list and description (showing in each case any owner, licensor or licensee) of all software Used by the Sellers in respect of the Business, except software licensed to the Sellers that is available in consumer retail stores or similar retail outlets and subject to “shrink-wrap” or similar consumer license agreements.  To the Knowledge of the Sellers, no proprietary Technology currently Used in connection with the Station has been Used, divulged or appropriated for the benefit of any Person other than the Sellers.  None of the Sellers has sold, licensed or otherwise disposed of any of the Intellectual Property Used or necessary to conduct the Business or trade secrets, inventions, know-how, formulae, processes, procedures or computer software Used or necessary to conduct the Business (collectively, “Technology”) to any Person.

(e)                                  Subject to the receipt of the Consents set forth on Schedule 4.3 hereto, the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any of the Station’s rights with respect to the Intellectual Property Used or necessary to conduct the Business and Technology.  Subject to the receipt of the Consents set forth on Schedule 4.3 hereto, each license relating to Intellectual Property Used or necessary to conduct the Business or Technology will continue to be valid, binding, and enforceable, and in full force and effect on substantially similar terms immediately following the consummation of the transactions contemplated hereby.

4.8                                 Business Contracts.

(a)                                  Schedule 4.8(a) hereto contains a true, correct and complete list of each Business Contract (whether written or oral and including all amendments thereto) to which any Seller is a party or by which any Seller’s assets are bound and which, in any such case, is material to the Business (each, a “Material Business Contract” and, collectively, the “Material Business Contracts”), excluding (i) Business Contracts with advertisers for production or the sale of advertising time on the Station for cash that may be cancelled by the Sellers on ninety (90) days or less notice without premium or penalty, (ii) Trade Agreements and Barter Agreements entered into in the ordinary course of business, consistent with past practice, (iii) employment Contracts terminable at will, (iv) miscellaneous service Contracts terminable upon thirty (30) days or less notice without premium or penalty and (v) other Contracts entered into in the ordinary course of business with not more than 12 months remaining on their terms, not involving Liabilities exceeding Ten Thousand Dollars ($10,000) per year per contract and One Hundred Thousand Dollars ($100,000) per year in the aggregate for all such contracts, but including, as of the date hereof the following: (i) all leases relating to all Leased Real Property; (ii) all capital or operating leases or conditional sales agreements relating to any of Sellers’ assets (other than Short Term Agreements), in each case involving monthly payments in excess of Ten Thousand Dollars ($10,000) per year per contract and One Hundred Thousand Dollars ($100,000) per year in the aggregate; (iii) all employment, consulting, separation, collective bargaining or other labor agreements; (iv) all Trade Agreements and Barter Agreements involving air time with a value in excess of Ten Thousand Dollars ($10,000) based upon standard rates published on the Station’s rate card as of the date hereof; and (v) all program and network affiliation agreements; provided, however, that except for Trade Agreements and Barter Agreements involving air time with a value in excess of Ten Thousand Dollars ($10,000) based upon standard rates published on the Station’s rate card as of the date hereof, any Contract for the sale of time on the Station at standard rates published on the Station’s rate card as of the date hereof shall be deemed not to be a Material Business Contract for purposes of this Section 4.8(a).  For purposes of this Agreement, the term “Short Term Agreement” shall mean an agreement entered into in the ordinary course of business that is terminable by the Seller that is a party thereto upon ninety (90) days or less notice without premium or penalty.

(b)                                 The Sellers has made available to the Purchaser a true, correct and complete copy of each written Material Business Contract and a written summary of the material terms of each oral Material Business Contract.  Except as set forth in Schedule 4.8(b) hereto, (i) each Material Business Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of the Sellers that is a party thereto in accordance with the respective terms thereof, except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including, without limitation, rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, to the Knowledge of the Sellers, represents a valid, binding and enforceable obligation of each of the other parties thereto, except as such enforceability may be limited by principles of public policy, and subject to (X) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (Y) the effect of rules of law and general principles of equity, including, without limitation, rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ii) there exists no breach or default (or event that with notice or the lapse of time, or both, would constitute a breach or default) on the part of the Seller which is a party thereto or, to the Knowledge of the Sellers, on the part of any other party thereto, in any case which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Sellers have not received any written notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under any such Material Business Contract.  Except as set forth on Schedule 4.8(b), the Sellers are not, as of the date hereof, in written communications regarding any amendment, modification, extension or termination of, and are not currently renegotiating in writing, any such Material Business Contracts.

4.9                                 Business Licenses.  Schedule 4.9 hereto contains a true, correct and complete list of each Business License.  All Business Licenses which are necessary to conduct the Business as conducted as of the date hereof have been issued to the Sellers.  No loss or expiration of any License is pending or, to the Knowledge of the Sellers, threatened.  The Sellers are in compliance with the Business Licenses in all material respects.  The Business Licenses are valid and in full force and effect.  No Seller is in default under and, to Seller’s Knowledge, no condition exists that, with notice or lapse of time or both, would constitute a default under any material Business License.  Subject to the receipt of the Consents set forth on Schedule 4.3, no material Governmental Permit shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

4.10                           Business Employees.  Schedule 4.10 hereto contains a true, correct and complete list of all employees of the Sellers who have employment duties solely related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating the date of employment, current title and annual or hourly compensation of each such employee.  Each employee set forth in Schedule 4.10 hereto who is employed by the Sellers immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to work in the Business following the date hereof (to the extent permitted by Section 6.1 hereof) who is employed by the Sellers immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as a “Business Employee” and, collectively, as the “Business Employees.”  Notwithstanding the foregoing, neither Michael Granados nor Ian Guthrie shall be considered a “Business Employee” and any employment contracts that Michael Granados and Ian Guthrie have entered into with Holdings prior to the Closing shall neither be assigned to nor inure to the benefit of the Purchaser.  Schedule 4.10 contains a list of all accrued and unpaid vacation for each Business Employee as of the date hereof.

4.11                           Employee Benefit Plans.

(a)                                  Schedule 4.11(a) hereto contains a true, correct and complete list of all Benefit Plans.

(b)                                 Except as set forth in Schedule 4.11(b) hereto:

(i)                                     each of such Benefit Plans has been administered in compliance with its own terms and in compliance in all material respects with all applicable Laws.  There are no material undisclosed Liabilities in respect of the Benefit Plans with respect to which the Purchaser could be liable;

(ii)                                  each of such Benefit Plans which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and, to the Knowledge of the Sellers, no circumstances have occurred that would adversely affect the tax-qualified status of any such Benefit Plan;

(iii)                               neither the Sellers, nor any Person required to be aggregated with the Sellers or any of its Subsidiaries (as defined under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA) has incurred any withdrawal liability that has not been satisfied with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(iv)                              neither Sellers nor any person required to be aggregated with Sellers has ever maintained or made any contribution to an employee pension benefit plan as defined in Section 3(2) of ERISA.

(c)                                  Except as set forth in Schedule 4.11(c) hereto, no Benefit Plan provides severance benefits to current or former Business Employees.

(d)                                 Except as set forth in Schedule 4.11(d) hereto, the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee or former employee of the Sellers or any group of such employees to any payment, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit or (iv) result in any “parachute payment” under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

(e)                                  Except as set forth in Schedule 4.11(e) hereto, no Seller has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or state Law, or (ii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.  There has been no communication to any employee of the Sellers that would reasonably be expected to promise or guarantee any such employee retiree health or life insurance or other retiree death benefits on a permanent basis.

4.12                           Financial Information.

(a)                                  Attached to Schedule 4.12(a) hereto is a true, correct and complete copy of the following financial statements of the Station (collectively, the “Financial Statements”): the audited balance sheet, statement of income and statement of cash flows as of, and for the fiscal year ended, December 31, 2004 and the balance sheet and statement of income as of, and for the eleven month period ended, November 30, 2005 (the “Latest Balance Sheet Date” and the unaudited balance sheet of the Station as of November 30, 2005, the “Latest Balance Sheet”).  Except as set forth in Schedule 4.12(a) or as noted in the Financial Statements, the Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of unaudited financial statements, for normal year end adjustments and the absence of notes), and fairly present, in all material respects, the financial condition and results of operations of the Station, as of the respective dates thereof and for the respective periods identified therein.

(b)                                 Except as set forth on Schedule 4.12(b) hereto, neither Holdings nor any Affiliates of Holdings (other than the Company and its Subsidiary) provides or causes to be provided any assets, services or facilities to the Station which are material to the conduct of the Business.

(c)                                  Except for the execution and delivery of this Agreement, the transactions contemplated hereby and as set forth on Schedule 4.12(c) hereto, since the Latest Balance Sheet Date to the date hereof, the Sellers have not, with respect to the operation of the Business:

(i)                                     had a Material Adverse Effect;

(ii)                                  suffered any material damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking relating to or otherwise affecting the Broadcasting Assets;

(iii)                               had an adverse change in employee relations relating to or otherwise affecting the Business;

(iv)                              amended or terminated any Material Business Contract or Business License except in the ordinary course of business, consistent with past practice;

(v)                                 entered into any Contract or other transaction, other than in the ordinary course of business, consistent with past practice;

(vi)                              paid any bonus to any Business Employee or granted to any Business Employee any increase in compensation, except in the ordinary course of business, consistent with past practice; or

(vii)                           operated the Business other than in the ordinary course of business, consistent with past practice.

4.13                           No Undisclosed Liabilities.  The Sellers have no Liabilities that are attributable to the Business other than (i) the Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, and (iii) Liabilities set forth in Schedule 4.13 hereto.

4.14                           Litigation; Governmental Orders.  Except as set forth in Schedule 4.14 hereto, there are no pending Actions or, to the Knowledge of the Sellers, threatened Actions for which written notice thereof has been received by the Sellers, by any Person or Governmental Authority against the Sellers with respect to the Business or, to the Knowledge of the Sellers, any current employees (in their capacity as such) of the Sellers.  Except as set forth in Schedule 4.14 hereto, the Sellers are not bound by any Governmental Orders that specifically name it.

4.15                           Compliance with Laws.  Except as set forth in Schedule 4.15 hereto, the Sellers are in compliance in all material respects with, and the Sellers have never received any written claim or notice that they are not in compliance in all material respects with, each Law or Governmental Order applicable to the Business

4.16                           FCC Matters.  Schedule 4.16 hereto sets forth a complete and accurate list of the FCC Licenses.  The authorized holder and the expiration date of the term of each of the FCC Licenses is shown on Schedule 4.16 hereto.  Except as may be set forth in Schedule 4.16, the FCC Licenses, without material exception, (i) are in full force and effect in accordance with the Communications Act and their respective terms and not subject to any conditions other than those applicable to broadcast licenses generally or as otherwise disclosed on the face of the FCC Licenses in Schedule 4.16 hereto and (ii) include all of the licenses, permits and authorizations used in or required for the operation of the Station under the Communications Act.  The Sellers know of no fact or circumstance that would, under the Communications Act, disqualify, preclude or materially delay the FCC’s approval of the assignment of the FCC Licenses to the Purchaser, assuming the Purchaser is fully qualified as the assignee of the FCC Licenses.  There are no actions, proceedings, complaints, orders to show cause, notices of apparent liability, notices of forfeiture, claims, or investigations pending or, to the Sellers’ Knowledge, threatened, against the Sellers, or any officer, director, or member thereof that would impair the ability of the Sellers to assign the FCC Licenses to the Purchaser or which would impede in any material respect the Sellers’ ability to prosecute the application for the FCC Consent or seek the grant of the FCC Consent with respect to the Station.  Except as may be noted in Schedule 4.16 hereto, (i) each Station is licensed by the FCC to operate, and is operating in all material respects, with the facilities authorized by its FCC Licenses; and (ii) there is not, pending, or to the Knowledge of the Sellers threatened, any action or proceeding by or before the FCC to revoke, suspend, terminate, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than rulemaking proceedings affecting the broadcast industry generally) or refuse to renew the FCC Licenses, and there is not now issued or outstanding, or to the Knowledge of the Sellers pending or threatened, by or before the FCC, any investigation, order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against the Sellers with respect to the Station, other than regularly scheduled license renewal proceedings; and (iii) there are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station.  The Station is operating in compliance with the FCC Licenses and, in all material respects, the Communications Act and in a manner that will not adversely affect the FCC Licenses in any material respect.  The Sellers are in compliance in all material respects with all requirements of Federal Aviation Administration with respect to the construction and/or alteration of the Station’s antenna structures, and, where required, “no hazard” determinations for each antenna structure have been obtained, and where required, each antenna structure has been registered with the FCC

4.17                           Taxes.  Each Seller has filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof and all such Tax Returns were correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws and regulations.  Each Seller has paid all Taxes required to be paid, other than Taxes not yet due and Taxes being contested in good faith by appropriate proceedings.  The unpaid Taxes of the Sellers did not, as of the Latest Balance Sheet Date, exceed the reserve for Taxes (excluding any amounts reserved for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet, and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Sellers in filing their Tax Returns.  All monies required to be withheld by any Seller in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party for Taxes have been collected or withheld and either paid to the respective Governmental Authority or set aside in accounts for such purpose.  There are no disputes pending with or claims raised, or to the Knowledge of the Sellers, threatened by any Tax authorities with respect to Taxes.  There are no Encumbrances on any of the Broadcasting Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.18                           Labor Matters.

(a)                                  Except as set forth on Schedule 4.18(a) hereto, there is not pending or, to the Knowledge of the Sellers, threatened against the Sellers, any labor dispute, strike or work stoppage that affects or interferes with the operation of the Station, and to the Knowledge of the Sellers there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station.  The Station has not experienced any strike, work stoppage or other similar significant labor difficulties within the twelve (12) months preceding the date of this Agreement.

(b)                                 Except as set forth on Schedule 4.18(b) hereto, (i) no Seller is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees or former employees of the Station, (ii) no Seller has agreed to recognize any union or other collective bargaining unit with respect to any employees of the Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Station.

4.19                           Environmental Matters.  The Sellers have provided the Purchaser with true, correct and complete copies of the environmental report referred to in Schedule 4.19 hereto (the “Environmental Reports”).  Except as set forth in the Environmental Reports, the Sellers, with respect to the Station and the Business, are in material compliance with all Environmental Laws.  No Seller has received any written communication from any Person (including any Governmental Authority) that alleges that any Seller is not in such compliance.  The Sellers have obtained all material Environmental Permits necessary for the Sellers to conduct the Business as currently conducted.  The Sellers are in material compliance with all terms and conditions of such Environmental Permits.  No Seller has been advised by any Governmental Authority of any potential material change in the terms and conditions of any such Environmental Permit, either prior to or upon its renewal.  There are no Environmental Claims: (a) pending or, to the Knowledge of the Sellers, threatened, against any Seller; or (b) to the Knowledge of the Sellers, (i) pending or threatened against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed, either contractually, by operation of law or otherwise, (ii) arising out of or related to any property currently leased or operated by any Seller or any of its Affiliates or (iii) arising out of or related to any property formerly owned, leased or operated by any Seller or any of its Affiliates.  With respect to the period of Sellers’ ownership of the Business, there have been no Releases, treatment, storage, or disposal (except in material compliance with Environmental Laws) or, to the Knowledge of the Sellers, threatened Releases, of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against or liability of any of the Sellers and, to the Knowledge of Sellers, with respect to the period prior to Sellers’ ownership of the Business, there have been no Releases, treatment, storage, or disposal (except in material compliance with Environmental Laws) of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against or liability of any of the Sellers.  The Sellers have not operated, installed, or used, and, to the Knowledge of Sellers, the Owned Real Property does not contain, any of the following:  (a) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (b) a dump or landfill; (c) PCBs; or (d) asbestos-containing materials. Notwithstanding any other provision of this Agreement, the Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.19 are the only representations and warranties given by the Sellers with respect to environmental matters or with respect to Environmental Laws, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

4.20                           Cable and Satellite Matters.  Schedule 4.20 sets forth, as of the date hereof,:

(a)                                  all multichannel video programming distributors (collectively, “MVPDs” and each individually, a “MVPD”) that carry the Station’s analog and/or digital signal, and the channel on which the Station’s analog and/or digital signal is carried;

(b)                                 (1) all MVPDs in the Station’s designated market area as defined by Nielsen (“Market”) to which Holdings or its Subsidiary has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Communications Act for the cable and DBS must-carry/retransmission consent carriage cycle commencing January 1, 2006, including a summary description of the disposition and current status of each such must-carry or retransmission consent notice; (2) all MVPDs in the Station’s Market to which Holdings or its Subsidiary have not provided any such must-carry or retransmission consent notice for the cable and DBS must-carry/retransmission consent carriage cycle commencing January 1, 2006;

(c)                                  all retransmission consent, channel positioning and/or copyright indemnification contracts entered into with respect to the Station with any MVPD, and the expiration date for each such contract;

(d)                                 notifications from MVPDs of their intent to construct a cable television system of local-into-local service received by the Station since February 1, 2002;

(e)                                  a list of each notice, if any, received by the Sellers or by the Station from any cable system in the Station’s Market alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC regulations, to such cable system’s principal headend, and all further material correspondence between the Sellers or the Station and any such cable system relating to such notice;

(f)                                    a list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carry pursuant to Sections 76.55(c) and (e) of the FCC regulations;

(g)                                 a list of must-carry complaints, if any, filed on behalf of the Station; and

(h)                                 all notifications to the Station from a DBS provider indicating such DBS system’s intent to import “significantly viewed” television stations into such Station’s Market.

No MVPD has advised any of the Sellers of any signal quality or copyright indemnity or other material obstacle to carriage of the Station’s analog signal that is still outstanding, and no MVPD has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

The Sellers have delivered or made available to the Purchaser true and correct copies of all material notices, agreements, correspondence, petitions and other items described in clauses (b) and (e) through (h) of this Section 4.20.  The Sellers have made available to the Purchaser true and correct copies of the list of subscribers residing in the Station’s Market receiving from a DBS provider a distant network signal from a television station affiliated with the same network as the Station, whether pursuant to a waiver or otherwise.

4.21                           Digital Television.  The Station has elected channel 7 as its tentative channel designation for the provision of digital television service (“DTV”).  On June 23, 2005, the FCC tentatively designated the election of channel 7 for the Station’s permanent DTV operations (“Channel Designation”).  The Channel Designation has not been vacated, reversed, stayed, set aside, annulled or suspended, nor is it the subject of any pending appeal, request for stay, petition for rehearing, reconsideration or review by any Person or by the FCC on its own motion.  The FCC Licenses listed in Schedule 4.16 include a construction permit (the “DTV CP”) to operate the Station with “maximization” facilities (the “DTV Facility”) and special temporary authority (the “DTV STA”) to commence operation of the DTV Facility at reduced power.  The DTV Facility commenced operation on October 31, 2002 and is operating pursuant to the DTV STA initially granted March 6, 2003, the current term of which has been extended through June 1, 2006.  The DTV CP and the DTV STA are in full force and effect, the FCC has not taken any adverse action with respect thereto, and all necessary requests to extend the DTV CP and DTV STA have been timely filed.

4.22                           Transactions with Affiliates.  Schedule 4.22 lists all services currently being provided to the Business by Affiliates of the Sellers and the annual costs incurred by Sellers in connection with such services for the calendar year ended December 31, 2004 and the eleven months ended November 30, 2005.  Except as set forth on Schedule 4.22, there are no agreements or arrangements (other than employment agreements and employee benefit plans otherwise disclosed under this Agreement) between any current or former employee, director or Affiliate of the Sellers, on the one hand, and any Seller, on the other hand, in connection with, relating to or otherwise affecting the Business or which are included in the Broadcasting Assets.

4.23                           Advertising.  Schedule 4.23 sets forth (i) the name of each of the top twenty (20) advertisers of the Business as determined by revenue for the eleven month period ended November 30, 2005 and as determined by revenue for the twelve month period ended December 31, 2004 and (ii) the total amounts billed to each such advertiser for such advertisements in each such period.  Except as set forth on Schedule 4.23, since January 1, 2005, (i), through the date hereof, no more than $165,000 of advertising for the Station has been sold on a “barter,” “trade out” or exchange of goods and/or services basis and (ii) none of the top twenty (20) advertisers for the Business as determined by revenue for the eleven month period ended November 30, 2005 has terminated or given written notice that it intends to materially and adversely modify its relations with, or materially reduce its advertising purchased from, the Business.

4.24                           Limitations on Representations and Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FUTURE FINANCIAL PERFORMANCE OR RESULTS OF THE OPERATIONS OF THE BUSINESS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

5.1                                 Organization.  Each Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

5.2                                 Authority.  The Purchaser has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the other Transaction Documents to which it is a party by the Purchaser at the Closing and, assuming the due authorization, execution and delivery of the other Transaction Documents by the Sellers (to the extent they are party thereto), each of the other Transaction Documents will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (X) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (Y) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                                 No Violation.  Assuming that all Consents set forth on Schedule 5.3 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth on Schedule 5.4 hereto have been made, and except as set forth on Schedule 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any Consent as a result of, or under, the terms or provisions of (i) the Organizational Documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound or by which any of its assets is bound, or (iii) any Law applicable to the Purchaser or any of its assets, or any Governmental Order issued by a Governmental Authority by which the Purchaser or any of its assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not, individually, or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.4                                 Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby except as set forth on Schedule 5.4 hereto.

5.5                                 FCC Matters.  The Purchaser is legally, financially and otherwise qualified to be the licensee of the FCC Licenses and to acquire, own and operate the Station under the Communications Act.  The Purchaser knows of no fact that would, under the Communications Act (a) disqualify the Purchaser as an assignee of the FCC Licenses or as the owner and operator of the Station or (b) cause the FCC to fail to approve in a timely fashion the application for the FCC Consent.  No waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to the Purchaser, nor will processing pursuant to any exception to any FCC rule or policy of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

5.6                                 Availability of Funds.  The Purchaser has the financial capability to consummate the transactions contemplated by this Agreement, and the Purchaser understands that under the terms of this Agreement the Purchaser’s consummation of those transactions is not in any way contingent upon or otherwise subject to (i) the Purchaser’s consummation of any financing arrangements or the Purchaser’s obtaining of any financing or (ii) the availability, grant, provision or extension of any financing to the Purchaser.  The Purchaser has and, on the Closing Date, will have available sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby. Purchaser acknowledges and agrees that it shall be Purchaser’s obligation to have funds on hand at the Closing sufficient to enable Purchaser to pay the Closing Cash Payment, the Indemnification Escrow Deposit, and the Proration Escrow Deposit.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1                                 Conduct of Business.

(a)                                  At all times during the period commencing upon the execution and delivery of this Agreement by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 10.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise required to comply with its express obligations hereunder or as set forth on Schedule 6.1 hereto, the Sellers shall, (i) use commercially reasonable efforts to conduct the operations of the Business in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve and maintain the goodwill of the Business and the current relationships of the Sellers with officers, employees, customers, suppliers and others with significant and recurring business dealings with the Business, (iii) use commercially reasonable efforts to maintain all Business Licenses and FCC Licenses that are necessary for the Sellers to carry on the Business in the manner conducted by the Sellers as of the date hereof, including filing with the FCC applications to renew any FCC Licenses that may expire prior to the Closing Date, (iv) use commercially reasonable efforts to operate the Station in the ordinary course of business, consistent with past practices (subject to, and except as modified by, compliance with other covenants in this Agreement and applicable laws and regulations, including without limitation, the Communications Act), (v) maintain the books of account and records of the Sellers in the usual, regular and ordinary manner, consistent with past practices, (vi) use commercially reasonable efforts to maintain the Tangible Personal Property in (A) operating condition (given the age of such property and the use to which such property is put and ordinary wear and tear excepted), (B) in compliance with good engineering practices and (C) in all material respects in accordance with industry practice and so as to permit the Station to operate in all material respects in accordance with the FCC Licenses and the Communications Act, and (vii) utilize the Program License Agreements of the Station only in the ordinary course of business, and not sell or otherwise dispose of any such Program License Agreements.

(b)                                 Without limiting the foregoing, at all times during the period commencing upon the execution and delivery of this Agreement by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 10.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise required to comply with its express obligations hereunder or as set forth on Schedule 6.1 hereto, the Sellers shall use commercially reasonable efforts not to take, or cause to be taken, any of the following actions to the extent such actions relate primarily to the Business:

(i)                                     change or agree to rearrange the character of the Business or enter into, amend or terminate (other than at the expiration of their respective terms) any Business Contract, other than (x) Business Contracts not involving Liabilities exceeding (A) Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all such Business Contracts and (y) Business Contracts relating to the purchase, installation, tuning and testing of the DTV Equipment set forth in and in accordance with Schedule 6.15 and Annex A thereto attached hereto;

(ii)                                  adopt, enter into or amend any arrangement which is, or would be, a Benefit Plan unless otherwise required by applicable Law, an existing Benefit Plan or this Agreement, in which case notice thereof shall be provided to the Purchaser within a reasonable time thereafter;

(iii)                               make any change in its accounting methods or practices, or make any changes in depreciation or amortization policies or rates, made or adopted by it, except for any changes in the accounting methods or practices of the Sellers or any changes in depreciation or amortization policies or rates, made or adopted by the Sellers in order to conform with GAAP or applicable law;

(iv)                              employ or commit to employ any person other than to fill any vacancy or opening or in connection with any offer of employment in effect as of the date of this Agreement or as may be reasonably necessary to replace any employee who terminates employment for any reason on or after the date of this Agreement;

(v)                                 increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business as subject to the limitations set forth in Schedule 6.1(b)(v) hereto, consistent with past practice, and those required by any existing Contract or Law;

(vi)                              make any payment or commitment to pay any severance or termination pay to any Business Employee or any independent contractor, consultant, agent or other representative of the Sellers, other than payments or commitments to pay such Business Employees, independent contractors, consultants, agents or other representatives of the Sellers in the ordinary course of business, consistent with past practice;

(vii)                           (A) sell, abandon or make any other disposition of any of the material assets or properties of the Sellers, other than obsolete assets that are not in use in the operation of the Station, and assets (other than the Broadcasting Assets) sold in connection with the sale of WTAJ-TV, Johnstown/Altoona, Pennsylvania; (B) grant or incur any Encumbrance on any of the Broadcasting Assets, other than Permitted Encumbrances; and (C) sell, lease, transfer, option, amend or enter into any agreements or commitments to do any of the foregoing with respect to the Owned Real Property and Leased Real Property;

(viii)                        except in the ordinary course of business, consistent with past practice, incur or assume any debt, obligation or Liability;

(ix)                                amend, delete, modify or terminate or permit to expire without renewal any material Business License;

(x)                                   acquire or purchase any other business, the assets and liabilities of which would become part of the Broadcasting Assets and the Assumed Obligations;

(xi)                                suffer to exist an event of default under any agreement for any indebtedness of the Sellers for borrowed money if the lender under such credit agreement does not agree, no later than 20 Business Days after the occurrence of such event of default, to release any assets securing such indebtedness that constitute Broadcasting Assets from all Encumbrances arising pursuant to such indebtedness if such indebtedness is paid in full at Closing; or

(xii)                             enter into any binding agreement with respect to any of the foregoing.

Notwithstanding anything to the contrary contained herein, at all times during the period commencing upon the execution and delivery of this Agreement by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 10.1 hereof, (1) Sellers shall be entitled to make cash distributions in respect of the membership interests to the holders thereof and (2) Holdings and the other Sellers shall be entitled to repay and prepay such amounts in respect of their respective indebtedness for borrowed money (including, without limitation, the TSG Loans) as they shall elect in their sole discretion.

6.2                                 Access and Information.  At all times during the period commencing on the date hereof and terminating upon the earlier to occur of the Closing or the termination of this

Agreement pursuant to, and in accordance with, the terms of Section10.1 hereof, the Sellers shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Sellers and all relevant books, records and documents of or relating to the Business; provided, that the foregoing do not unreasonably disrupt the business of the Sellers.  The Purchaser and its authorized agents and representatives shall be given reasonable access, upon reasonable notice and during normal business hours, to the employees of the Station with the prior written consent of the Sellers and with an agent or representative of the Sellers present at all such meetings.  Except as expressly provided herein, neither the Purchaser nor any of its agents or representatives shall contact in any manner whatsoever any of the Sellers’ or the Station’s employees, customers, suppliers or others having business dealings with the Sellers or the Station, without the express prior written consent of the Sellers.

6.3                                 Title Insurance; Survey and Lien Search.

(a)                                  With respect to the Real Property, the Sellers shall reasonably cooperate with the Purchaser, at Purchaser’s sole cost and expense, to enable the Purchaser to obtain, at Purchaser’s sole cost and expense, within sixty (60) days after the date of this Agreement (the “Real Property Inspection Period”): (i) preliminary reports on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary reports shall contain a commitment (the “Title Commitment”) of the Title Company to issue one or more (as appropriate) owner’s title insurance policy on ALTA Owners Policy (and corresponding mortgagee’s) policies (each, a “Title Policy”) insuring the fee simple interest of the Purchaser in such parcels of Real Property; and (ii) copies of all documents, filings and information disclosed in the Title Commitment.  At Closing, each Seller which holds title to one or more tracts of the Owned Real Property shall deliver an Owner’s Affidavit and Gap Indemnity with respect to matters arising by, through or under Sellers to the Title Company.  The procedures outlined in the first sentence of this Section 6.3(a) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

(b)                                 The Sellers have provided the Purchaser with all Title Policies in Sellers’ possession and the Surveys described on Schedule 6.3(b), which constitute all surveys relating to the Owned Real Property in their possession.  On or prior to the expiration of the Real Property Inspection Period, Purchaser shall have the right, at Purchaser’s sole cost and expense, to obtain one or more surveys of the Owned Real Property (the “Surveys”).  If the Title Company would remove the survey exception solely on the basis of a certificate of no change, Sellers agree to execute such Affidavit, provided it does not expand the representations and warranties contained in this Agreement.

(c)                                  If the Commitment or Surveys disclose either title exceptions or survey matters that materially, adversely affect the Owned Real Property or interfere with the use of such real property in the business and operations of the Station other than the Permitted Encumbrances (hereinafter “Title & Survey Defects”), Purchaser shall have until the expiration of the Real Property Inspection Period to provide Sellers with written notice of its objection to any such Title & Survey Defects.  In the event that Sellers have not cured such Title & Survey Defects within fifteen (15) days following receipt of Purchaser’s notice of the Title & Survey

Defects (the “Seller Cure Period”), then Purchaser shall have the right to terminate this Agreement exercisable within five (5) days of the expiration of such Seller Cure Period by Purchaser’s delivery of written notice thereof to Sellers.  Notwithstanding the foregoing, in the event that Purchaser shall fail to object to any Title & Survey Defect prior to the expiration of the Real Property Inspection Period, or to terminate this Agreement pursuant to the immediately preceding sentence within eighty (80) days of the date of this Agreement, then all such Title & Survey Defects shall be deemed to be Permitted Encumbrances for all purposes hereunder and Purchaser shall be deemed to have waived all objections thereto.  Notwithstanding anything to the contrary contained in this Section 6.3(c), all monetary liens, judgments and encumbrances (other than for taxes not yet due and payable) shall be automatically deemed objected to by Purchaser and shall be removed by Sellers, at Sellers sole expense, prior to Closing.

(d)                                 On or prior to the expiration of the Real Property Inspection Period, Purchaser shall have the right to obtain, at Purchaser’s sole cost and expense, a current Phase I Environmental Assessment pursuant to ASTM standard E-1527 (a “Phase I Environmental Assessment”), relating to the Owned Real Property.  In the event that such Phase I Environmental Assessment details a Recognized Environmental Condition (as such term is defined in the American Society of Testing and Materials Standard for Phase I Environmental Assessments) (a “Recognized Environmental Condition”) in connection with the Owned Real Property or the environmental engineering firm that performed the Phase I Environmental Assessment (the “Consultant”) otherwise reasonably recommends further investigatory action with respect to such Recognized Environmental Condition, then Purchaser shall have the right to object to such Recognized Environmental Condition or request Sellers’ approval of such investigation by delivery of written notice thereof to Sellers within five (5) days of Purchaser’s receipt of the Phase I Environmental Assessment.  If Sellers deny approval for such investigation, or if Sellers shall fail to provide Purchaser with reasonably satisfactory evidence that such Recognized Environmental Condition or other circumstance requiring investigation is not present on the Owned Real Property or has been effectively remediated no later than twenty (20) days (or if such matter is not capable of cure within twenty (20) days, then within a reasonable period of time) after the later of the date of delivery of the related Phase I Environmental Assessment or any subsequent investigation (the “Cure Period”), then Purchaser shall have the right to terminate this Agreement upon delivery of written notice thereof to Sellers within ten (10) Business Days after the expiration of the Cure Period.  Notwithstanding the foregoing, no failure by the Purchaser to terminate this Agreement pursuant to this Section 6.3(d) shall be deemed to be a waiver of any breach of any representation or warranty set forth in Section 4.19 or of Purchaser’s indemnification rights set forth in Section 11.1 or any other rights Purchaser may have at law.

(e)                                  If applicable, the Consultant shall estimate the cost and expense of clean up, removal, remedial, corrective or responsive action necessary to address such Recognized Environmental Condition (the “Environmental Work”), which estimate shall set forth in reasonable detail the basis for those estimates; provided, however, the Environmental Work shall be designed to meet the least stringent standards or requirements so as not to be a violation under applicable Environmental Law (taking into account the zoning of the applicable Real Property and the current uses of resources thereon).  Notwithstanding any term or provision of this Agreement to the contrary, immediately upon the completion of the Surveys and the Phase I

Environmental Assessment, Purchaser shall restore the Owned Real Property to its condition immediately preceding the performance of any Surveys or the Phase I Environmental Assessment, and shall indemnify, defend and hold Sellers harmless from any claims, damages, liabilities, costs and expenses arising therefrom.

(f)                                    The parties understand and agree that the procedures outlined in this clause (c) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

(g)                                 The expenses incurred to obtain the Title Commitments, the Surveys and the Phase I Environmental Assessment shall be paid by the Purchaser.

6.4                                 Further Actions.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, the Sellers and the Purchaser shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation:  (i) subject to Section 6.4(b) and Section 6.5 hereto, obtaining all necessary Licenses, Consents and Governmental Orders from third parties to the extent required by any Law, Material Business Contract or Business License (other than the FCC License) required in connection with the transactions contemplated hereby, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, (iii) responding to any request of a Governmental Authority for information, (iv) contesting and resisting any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, (v) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, causing the relevant Governmental Authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date and (vi) executing and delivering any additional instruments, certificates and other documents reasonably necessary or reasonably advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, including any documentation related to the Notification of Sale, Transfer, or Assignment in Bulk to be filed with the New York State Department of Taxation and Finance.  The parties further understand and agree that none of the parties shall knowingly take any action that is inconsistent with the foregoing or would have the effect of delaying or hindering the consummation of the transactions contemplated hereby.  The Sellers shall use commercially reasonable efforts to obtain all Consents without any change in the terms of any Business Contract or Business License (other than the FCC Licenses) to which such Consent relates prior to the Closing Date, provided, however, that the Purchaser shall be required to accept any changes in the terms of any such Business Contracts or Business Licenses which are not material thereto.  Notwithstanding anything to the contrary contained herein, none of the Sellers shall be required to pay or incur any cost or expense to obtain any third party Consent that it is not otherwise required to pay or incur pursuant to the terms of the related Business Contract or Business License.

(b)                                 The Sellers and the Purchaser shall use commercially reasonable efforts to prepare and, within seven (7) calendar days after the date of this Agreement, file with the FCC appropriate applications for the FCC Consent.  The parties shall thereafter cooperate to prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable.  Each party will promptly provide to the other parties a copy of any pleading, order or other document served on it relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would substantially impair or diminish rights under the FCC Licenses or otherwise impose an unreasonable burden on a party).  The Purchaser is and will be legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act.  Each party shall use commercially reasonable efforts to take or cause to be taken all actions necessary or appropriate to be taken by such party (and its Affiliates or Subsidiaries) to permit the FCC to approve in a timely fashion the assignment to the Purchaser of the FCC Licenses for the Station.  Each party agrees to comply with any condition imposed on it (or its Affiliates) by the FCC Consent, provided that any such conditions are similar to those routinely placed upon similarly situated broadcast licensees.  The Purchaser and the Sellers shall oppose any petitions to deny or other objections filed with respect to the applications for any FCC Consent and any requests for reconsideration or review of the FCC Consent, provided, however, that no party shall have any obligation to participate in an evidentiary hearing on the applications.

(c)                                  If the Closing shall not have occurred for any reason within the original time period for consummating the assignment of the FCC Licenses pursuant to the FCC Consent, and no party shall have terminated this Agreement under Article 10, the parties shall jointly request, and use commercially reasonable efforts, subject to the limitations in Section 6.4(b), to obtain, an extension of the time period for consummating the assignment of the FCC Licenses pursuant to FCC Consent.  No extension of the time period for consummating the assignment of the FCC Licenses pursuant to the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Article 10.

6.5                                 Consents.  The Sellers, at their sole expense, will use their commercially reasonable efforts to obtain all Consents required from third Persons whose Consent is required pursuant to any Business Contract and the Consents set forth on Schedule 4.3 prior to the Closing Date.  The Sellers shall advise the Purchaser of any difficulties experienced in obtaining any Consents and of any conditions requested for any of such Consents.  To the extent that any Contract may not be assigned without the Consent of any third party, and such Consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations under the applicable Contract, with the Sellers making available to the Purchaser the benefits thereof and the Purchaser performing the obligations (including, but not limited to, payment obligations) thereunder on the Sellers’ behalf.  The Purchaser and the Sellers shall cooperate to use commercially reasonable efforts after Closing to obtain Consents to assign such Contracts.  Notwithstanding the foregoing, it is understood and agreed that the foregoing shall not affect the conditions to Closing set forth in Section 7.1(h).

6.6                                 Updating of Information.  Between the date of this Agreement and the Closing Date, the Sellers will deliver to the Purchaser (a) copies of all Business Contracts that are entered into by the Sellers between the date hereof and the Closing in accordance with and subject to the terms of this Agreement that would have been required to be set forth on Schedule 4.8(a) if they had been entered into immediately prior to the date of this Agreement and (b) a written summary setting forth any changes to Schedule 1-A, Schedule 1-B, Schedule 4.5(a), Schedule 4.5(g), Schedule 4.7 and Schedule 4.10 between the date hereof and the Closing.  Notwithstanding anything to the contrary herein, upon such delivery, if any, Schedules 4.8(a) and 4.10, respectively, shall be treated as amended for all purposes to the extent that copies of Business Contracts and information are delivered to the Purchaser pursuant to the first sentence of this Section 6.6 to the extent the Sellers have entered into all such Business Contracts in accordance with Section 6.1 hereof and any changes to Schedule 1-A, Schedule 1-B, Schedule 4.5(a), Schedule 4.5(g), Schedule 4.7 and Schedule 4.10 are specifically permitted pursuant to Section 6.1 hereof, respectively.

6.7                                 Conveyance Free and Clear of Encumbrances.  Except for Permitted Encumbrances, at or prior to the Closing, the Sellers shall obtain the release of all Encumbrances on the Broadcasting Assets and shall duly file, or cause to be filed, releases of all such Encumbrances in each governmental agency or office in which any such Encumbrances or evidence thereof shall have been previously filed and the Sellers shall transfer and convey, or cause to be transferred and conveyed, to the Purchaser at Closing good and marketable title to all of the Broadcasting Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

6.8                                 Fulfillment of Conditions by the Sellers.  The Sellers shall not knowingly take or cause to be taken, or fail to use commercially reasonable efforts to take or cause to be taken, any action that would cause the conditions to the obligations of the Sellers or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to use commercially reasonable efforts to take or cause to be taken, any action that would cause the condition set forth in Section 7.1(a) not to be satisfied.  The Sellers shall take, or cause to be taken, all commercially reasonable actions to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Sellers’ obligations to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof.

6.9                                 Fulfillment of Conditions by the Purchaser.  The Purchaser shall not knowingly take or cause to be taken, or fail to use commercially reasonable efforts to take or cause to be taken, any action that would cause the conditions to the obligations of the Sellers or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to use commercially reasonable efforts to take or cause to be taken, any action that would cause the condition set forth in Section 7.2(a) not to be satisfied.  The Purchaser shall take, or cause to be taken, all commercially reasonable actions to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of the Purchaser to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.  Notwithstanding anything to the contrary contained herein, the Purchaser’s obligations hereunder shall not be conditioned upon the availability of financing at the time of Closing, and the unavailability of financing shall not excuse the Purchaser’s obligations to close hereunder.

6.10                           Confidentiality; Publicity.  The Purchaser acknowledges and agrees that it is party to a Non-Disclosure Agreement with the Sellers dated October 18, 2005 (the “Non-Disclosure Agreement”), with respect to Confidential Information (as defined in the Non-Disclosure Agreement) provided by the Sellers to the Purchaser, and that such Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms, including, without limitation, with respect to any Confidential Information (as defined in the Non-Disclosure Agreement) provided by the Sellers to the Purchaser pursuant to Section 6.2 of this Agreement or otherwise.

6.11                           Transaction Costs.  Except as otherwise provided in this Agreement, the Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, and the Sellers shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that the Sellers incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.  All fees and costs for any stamp, transfer or similar tax associated with the transfer of the Broadcasting Assets from the Sellers to the Purchaser pursuant to this Agreement shall be paid 50% by the Purchaser and 50% by the Sellers.  All FCC filing fees and all other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be paid 50% by the Purchaser and 50% by the Sellers.  To the extent that any of the foregoing costs, expenses and taxes that are to be paid by the Sellers are not paid by the Sellers and are payable by the Purchaser after the Closing, they shall be deducted from the Purchase Price.  The Sellers and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Broadcasting Assets from the Sellers to the Purchaser pursuant to this Agreement.

6.12                           Retention and Delivery of the Sellers Records.  From and after the Closing, the Purchaser shall preserve, for a period of six years, all books and records of the Sellers relating to the period prior to the Closing.  As soon as practicable following the Closing, the Purchaser shall, upon request, and at the Sellers’ expense, deliver a copy of all books and records of the Sellers relating to the Business and acquired by the Purchaser pursuant hereto to the Sellers in sufficient detail to enable the Sellers to operate the Business, prepare financial statements and all

Tax Returns relating to periods ending on or prior to the Closing Date.  In addition to the foregoing, from and after the Closing, the Purchaser and the Sellers shall afford to each other, and their respective counsel, accountants and other authorized agents and representatives, during normal business hours reasonable access to the employees, books, records and other data relating to the Sellers in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person or its Affiliates, and (b) for the preparation of Tax Returns and audits.  The Purchaser shall not dispose of, alter or destroy any such materials without giving 45 days’ prior written notice to the Sellers so that the Sellers may, at their expense, examine, make copies or take possession of such materials.

6.13                           Employees and Employee Benefit Matters.

(a)                                  On or prior to the Closing Date, the Purchaser shall offer employment to all of the Business Employees, other than Michael Granados and Ian Guthrie (collectively, “Excluded Employees”).  None of the Business Employees,  Michael Granados or Ian Guthrie are under an obligation to perform or, as the case may be, continue to provide services to the Station on or after the Closing Date.

(b)                                 The Purchaser shall offer employment to each Inactive Business Employee effective as of the date on which such employee presents himself for active employment to the Purchaser, provided that such employee presents himself for active employment on or prior to the one-year anniversary of the Closing Date.  The Sellers shall not interfere with any such offers and shall not offer continued employment to any such employees except as otherwise provided in any written agreement entered into by the parties contemporaneously with this Agreement.  Any such offer made by the Purchaser with respect to any Business Employee or any Inactive Business Employee shall be for employment at will by the Purchaser as new employees of the Purchaser (subject to any applicable probation period not prohibited by law) to occupy positions designated by the Purchaser and with a base salary at least equal to the base salary payable to such Business Employees as in effect as of the Closing Date, pursuant to such other terms and conditions determined by the Purchaser in its sole discretion (subject to the provisions of any employment agreement entered into or assumed by the Purchaser).  Notwithstanding the foregoing, Business Employees who have binding employment agreements with Sellers, other than Excluded Employees, shall be offered employment in accordance with the terms of their respective employment agreements, which, to the extent possible, shall be assumed by the Purchaser at the Closing and, from and after the Closing, shall be Assumed Obligations.  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Transferred Employees (as defined below) after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees, except as set forth in any employment agreements assumed by the Purchaser.  Each Seller agrees to make available to the Purchaser, to the fullest extent permitted by law, all relevant information and materials requested by the Purchaser from the personnel files of each employee who shall have elected to accept employment with the

Purchaser.  Any employee who accepts the Purchaser’s offer of employment following the Closing shall be a “Transferred Employee” following the Closing Date.

(c)                                  The Purchaser shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other employee benefit plan, policy or arrangement of the Purchaser (collectively, “Purchaser Benefit Plans”) in which similarly situated employees of the Purchaser and it Affiliates, as applicable, are eligible to participate in accordance with the terms and conditions of such Purchaser Benefit Plans.  The Purchaser shall provide each Transferred Employee credit for years of service prior to the Closing with Sellers or any prior owner of the Station for (i) the purpose of eligibility and vesting under the Purchaser’s health, vacation, severance and other employee benefit plans (including, without limitation, the Purchaser 401(k) Plan), provided, however, nothing herein shall restrict the Purchaser’s ability to change or terminate the benefits or benefit plans provided to the Purchaser’s employees (including Transferred Employees) and (ii) shall waive any and all pre-existing condition limitations and eligibility waiting periods under group health plans of the Purchaser (to the extent covered under the applicable Benefit Plans), and shall cause to be credited to any deductible or out-of-pocket expenses under any health plans of the Purchaser any deductibles or out-of-pocket expenses incurred by Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of the Purchaser, provided that Transferred Employees provide a certificate of creditable coverage verifying such years of service and the most recent explanation of benefits from their insurer to confirm the amount of such deductibles incurred since the beginning of the current calendar year.

(d)                                 Except as specifically provided in this Section 6.13, the Purchaser has and assumes no obligation to continue or assume any Benefit Plans or compensation arrangement or any liabilities of Sellers or any of their current or former ERISA Affiliates of any nature relating thereto (including, without limitation, any salary, bonuses, severance, vacation, sick leave, fringe benefits, insurance plans, or pension or retirement benefits under any compensation or retirement plan or policy maintained by any Seller (or any of their respective current or former ERISA Affiliates) other than with respect to unused or accrued vacation time of Transferred Employees) to any Business Employee or former employee of the Station.  Sellers shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Business Employee or former employee of the Station prior to the Closing Date, including any Liabilities for claims under the Sellers’ medical plan and all IBNR claims for medical benefits (regardless of whether or not the claims are made prior to Closing) and the Purchaser shall not assume any liability with respect to such claims.  Sellers shall also retain responsibility for payment of all severance payments payable to any Business Employee terminated on or prior to the Closing and for all accrued sick leave and, except for Transferred Employees, shall be responsible for all unused and accrued vacation time of all Business Employees, and the Purchaser shall not assume any liability with respect to such claims.  The Purchaser shall assume responsibility for payment of all medical, dental, health and disability claims incurred by Transferred Employees in its employ on or after the Closing Date, which are covered under Purchaser benefit plans and in which the Transferred Employees are participants.  The Purchaser shall be responsible for and shall assume as Assumed Obligations any unused and accrued vacation of the Transferred Employees, to the extent prorated pursuant to Section 2.4, as set forth in Schedule 6.13(d), which shall be updated by Sellers to reflect the unused and accrued vacation of the Transferred Employees as of the Closing Date.  Sellers agree to retain responsibility for payments and benefits that are due to all Inactive Business Employees until such time, if ever, that such persons become employees of the Purchaser.  Sellers agree to remain responsible for payment of all accrued benefits in accordance with the terms of the Benefit Plans.  Except as otherwise provided herein, the Purchaser shall not at any time assume any liability under any Benefit Plan to any active or any terminated, vested or retired participants in any such Benefit Plans.  Any employee or qualified beneficiary who is covered, or who is eligible to elect to continue his or her coverage, as of, on or following the Closing Date, under a Benefit Plan that constitutes a “group health plan” pursuant to the provisions of Part 6 of Title I, Subpart B of ERISA or Section 4980B of the Code shall be eligible to continue such coverage under the relevant Seller’s group health plan for the remainder of the applicable continuation coverage period.  Each Seller agrees to indemnify and hold harmless the Purchaser from all losses incurred by the Purchaser or the Purchaser’s “group health plan” resulting from any claim for COBRA continuation coverage made by or on behalf of any employee or qualified beneficiary under any plan maintained by the Purchaser or its Affiliates except to the extent that such employee is hired by the Purchaser and is eligible to participate in the Purchaser’s “group health plan,” as applicable.

(e)                                  Following the Closing Date, the Purchaser will be responsible only for severance pay, if any, of any Transferred Employees under the Purchaser’s applicable severance plans as they may exist from time to time.  The Purchaser shall have no obligation to assume any severance plan or liability of the Sellers with respect to any Business Employees (whether or not such employees become Transferred Employees), other than in connection with employment agreements to be assumed by the Purchaser hereunder.

(f)                                    The Purchaser shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the Worker Adjustment and Retraining and Notifications Act and similar laws and regulations (collectively, the “WARN Act”) arising out of the transactions contemplated herein, or otherwise at anytime after the Closing Date.

(g)                                 Nothing contained herein preclude Sellers from paying stay bonuses to any Business Employees in Sellers’ sole discretion.  Any Liability arising out of or relating to any such stay bonuses shall constitute Retained Liabilities.

This Section 6.13 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired Business Employee or spouse or dependents of such Persons.  Nothing contained herein, whether express or implied, is intended to confer upon any Business Employee or their legal representatives, any additional rights or remedies, including, without limitation, any right of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

6.14                           Control of the Station.  Prior to Closing, the Purchaser shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station; those operations, including complete control and supervision of all of the Station’s programs, employees and policies, shall be the sole responsibility of the Sellers.

6.15                           Digital Television Build Out.  The Sellers agree to use their commercially reasonable efforts to complete the DTV Build-out as set forth on Schedule 6.15 hereto.

6.16                           Further Assurances of Sellers.  The Sellers shall, at any time, and from time to time, after the Closing Date, use their reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, shareholders, employees and agents of the Sellers cooperate with the Purchaser in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date.

6.17                           Further Assurances of the Purchaser.  The Purchaser shall, at any time, and from time to time, after the Closing Date, use its reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, members, managers, employees and agents of the Purchaser cooperate with the Sellers in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date.

6.18                           Bulk Transfer.  The Purchaser and Sellers hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws.  Except for the Assumed Obligations, Sellers shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Sellers’ ownership, operation and sale of the Station.  Except for the Assumed Obligations, Sellers hereby agree to indemnify, defend and hold the Purchaser harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) arising out of or relating to claims asserted against the Purchaser pursuant to the bulk transfer provisions of (a) the Uniform Commercial Code, (b) the New York State Sales and Use Tax Law or (c) any similar law.

6.19                           No Shop.  No Seller will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of (i) any equity interests of Holdings, or in the case of the Company or TSG License Subsidiary, any equity interests of the Company or TSG License Subsidiary which would materially impair or delay the consummation of the transactions contemplated by this Agreement or (ii) any substantial portion of the assets of the Station (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any

Person to do or seek any of the foregoing.  The Sellers will notify the Purchaser immediately if any Person makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.  Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be prohibited from soliciting, initiating or encouraging the submission of any proposal or offer from any Person, or participating in any discussions or negotiations, furnishing any information, assisting or participating or facilitating in any other manner any effort or attempt by any Person, with respect to, a transaction for the disposition, sale, transfer, assignment or conveyance of the assets (and related liabilities) of television station WTAJ-TV, Johnstown/Altoona, Pennsylvania (or the equity interests in any newly-formed, wholly-owned direct or indirect subsidiaries of Holdings which hold such assets (and liabilities)), but excluding the Broadcasting Assets, whether by asset sale, sale of equity securities, merger or otherwise, to any Person, including, without limitation, an Affiliate of the Sellers; provided that there shall be no sale of the equity interests of Holdings in connection with such transaction and no equity interests of the Company or TSG License Subsidiary may be sold in connection with such transaction if such sale would materially impair or delay the consummation of the transactions contemplated by this Agreement.  Furthermore, notwithstanding anything to the contrary contained in this Agreement, no Seller shall be prohibited from selling, transferring, assigning or conveying all or any of the assets Used by the Sellers in connection with the business or operations of television station WTAJ-TV, Johnstown/Altoona, Pennsylvania (and related liabilities) (or the equity interests in any newly-formed, wholly-owned direct or indirect subsidiaries of Holdings which hold such assets (and liabilities)), but excluding the Broadcasting Assets, whether by asset sale, sale of equity securities, merger or otherwise, to any Person, including, without limitation, an Affiliate of any of the Sellers; provided, however, that no equity interests of Holdings may be sold in connection with such transaction and no equity interests of the Company or TSG License Subsidiary may be sold in connection with such transaction if such sale would materially impair or delay the consummation of the transactions contemplated by this Agreement.

6.20                           Make Obligations Current.  As of the Closing, the Sellers shall not be past due on any of their respective payment obligations under Program License Agreements.

ARTICLE 7

CLOSING CONDITIONS

7.1                                 Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions at the Closing contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

(a)                                  All representations and warranties of the Sellers contained in this Agreement (disregarding any qualifications regarding materiality or Material Adverse Effect) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only) except for changes which are permitted or contemplated pursuant to this

Agreement or specifically consented to by the Purchaser in writing or to the extent that the failure of the representations and warranties of the Sellers contained in this Agreement to be true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Sellers shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)                                  Since the date of this Agreement, no event, circumstance or condition has occurred which has had or is reasonably expected to have a Material Adverse Effect.

(d)                                 There shall be in effect no Law or Governmental Order issued by a Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)                                  The Sellers shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by the Sellers at or prior to the Closing pursuant to Section 3.2 hereof.

(f)                                    The FCC shall have granted the FCC Consent without the imposition on the Purchaser or its Affiliates of any conditions that need not be complied with by the Purchaser or its Affiliates under Section 6.4(b) hereof and the FCC’s action granting the FCC Consent shall have become a Final Order.

(g)                                 As of the Closing, there shall not be any Liens on the Broadcasting Assets, other than Permitted Encumbrances and Encumbrances released at Closing.

(h)                                 All Required Consents shall have been obtained and delivered to the Purchaser.  For purposes of this Agreement, “Required Consents” shall mean those Consents marked with an asterisk on Schedule 4.3 hereto.

(i)                                     The Sellers shall have completed the DTV Build-out.

7.2                                 Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions at the Closing contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Sellers in writing:

(a)                                  All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only); provided, however, that if the Purchaser consummates or is ready, willing and able to consummate but for Sellers invoking the provisions of this Section 7.2(a), the transactions contemplated by this

Agreement, including, without limitation, satisfaction of the conditions set forth in Section 7.2(d), then the conditions set forth in this Section 7.2(a) shall be deemed to be satisfied, unless the failure of the representations and warranties of the Purchaser contained in this Agreement to be true and correct to the extent stated herein has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Sellers.

(b)                                 The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)                                  There shall be in effect no Law or Governmental Order issued by a Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(d)                                 The Purchaser shall have delivered to the Sellers, or as directed by the Sellers, the Closing Cash Payment and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 3.3 hereof, and the Purchaser shall have delivered to the Escrow Agent the Indemnification Escrow Deposit and the Proration Escrow Deposit.

(e)                                  The FCC shall have granted the FCC Consent without the imposition on the Purchaser or its Affiliates of any conditions that need not be complied with by the Purchaser or its Affiliates under Section 6.4(b) hereof and the FCC’s action granting the FCC Consent shall have become a Final Order.

(f)                                    All Required Consents shall have been obtained.

ARTICLE 8

RISK OF LOSS; FAILURE OF BROADCAST TRANSMISSION

8.1                                 Risk of Loss.  The risk of any loss, damage or impairment, confiscation or condemnation (each an “Event of Loss”) of the Broadcasting Assets or any part thereof from fire or any other casualty or cause shall be borne by the Sellers at all times prior to the Closing and thereafter shall be borne by the Purchaser.  Upon the occurrence of an Event of Loss, (a) the proceeds of or any claim for any loss payable prior to Closing under any insurance policy, claim, judgment or award with respect thereto (collectively, the “Proceeds”) shall be paid to the Sellers and (b) the Sellers shall use commercially reasonable efforts to repair, replace or restore any such Broadcasting Assets to their prior condition prior to the Event of Loss.  Notwithstanding the foregoing, in no case shall the Sellers be obligated to expend in the aggregate in excess of the amount of any insurance proceeds received by Sellers (plus any deductible) in respect of the Event of Loss (such amount the “Repair Cap”), to effect such repair, replacement or restoration.  If the Sellers reasonably concludes that such repair, replacement and restoration cannot be accomplished by the scheduled Closing Date through the use of Sellers’ commercially reasonable efforts, but can be accomplished within 60 days after such date, the Closing Date shall be postponed for that 60-day period in order for the Sellers to use commercially reasonable efforts to undertake such repair, replacement and restoration; if, however, the repair, replacement or restoration cannot be accomplished within that 60-day period or the aggregate cost of such remedial actions(s) is in excess of the Repair Cap, the Sellers may elect not to take such remedial action.  In such an event, the Purchaser shall have the option to (i) terminate this Agreement within twenty (20) days after notification by Sellers that no repair, replacement or restoration shall be undertaken without any continuing obligation either from the Purchaser or any the Sellers to the other parties, other than as set forth in Section 10.2, or (ii) accept the assets “as is,” in lieu of such repair, replacement or restoration, in which event the Sellers shall assign to the Purchaser at the Closing all of their rights under any insurance policies (including business interruption and “extra expense” insurance proceeds) and all Proceeds actually received by the Sellers, in each case in respect of such Event of Loss, and the deductible shall be deducted from the Purchase Price and Sellers shall have no additional liability under this Agreement for a breach of representation, warranty or covenant or otherwise in respect of such Event of Loss, except as set forth in the following sentence.  In the event that the Closing takes place and any insurance proceeds received after the Closing are paid to the Purchaser in the manner contemplated by the preceding sentence, the Sellers thereafter shall be relieved of any further liability in respect of the Event of Loss in question (whether pursuant to this Agreement or otherwise).  Notwithstanding the foregoing, only the assets damaged pursuant to such Event of Loss shall be accepted “as is” (and then only to the extent of the Event of Loss) and the other representations or warranties set forth herein shall apply with respect to the other assets included in the Broadcasting Assets and/or the Business.  If the Sellers do not exercise their right to postpone the Closing Date pursuant to this Section 8.1, nothing contained herein shall effect the parties right to terminate this Agreement pursuant to Section 10.1(d).

8.2                                 Interruption of Broadcast Transmission.  The Sellers shall give prompt written notice to the Purchaser if the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued, including the operation of the Station at a power level of less than 80% of its maximum authorized facilities (an “Interruption”).  If any Interruption persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then the Purchaser may, at its option terminate this Agreement without liability by written notice given to the Sellers not more than ten (10) days after the expiration of such thirty (30) day period.  Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing, the Station is off the air but there has not been an Interruption, then Closing shall be postponed until the date five business days after the Station returns to the air at full power.

8.3                                 No Limitation.  Except as specifically provided in this Article 8, nothing in this Article 8 shall be deemed to limit or modify in any respect the Purchaser’s rights under Section 7.1 or Article 10.

ARTICLE 9

NON-COMPETITION; NON-SOLICITATION; AND CONFIDENTIALITY

9.1                                 Non-Competition; Non-Solicitation.  Except as set-forth on Schedule 9.1 attached hereto, the Sellers hereby agree that no Seller shall, directly or indirectly, including through any Affiliate controlled by any Seller, (a) for a period of five (5) years from and after the Closing, in any manner engage in, own, participate in, control, operate, perform services for, or otherwise carry on, the television station business (“Prohibited Business”) within the Binghamton, New York Designated Market Area as measured by Nielsen Media Research Company as of the Closing Date, except on behalf of the Purchaser or (b) for a period of two (2) years from and after the Closing, solicit, induce or attempt to persuade any employee, agent, customer, supplier or other Person having a business relationship with the Station to terminate his, her or its relationship with the Purchaser or any of its Affiliates.

9.2                                 Confidentiality.  From and after the date of execution and delivery of this Agreement until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the third (3rd) anniversary of the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Purchaser and its Affiliates and their respective officers, directors, employees, accountants, attorneys, financial advisors and representatives or, subject to the proviso set forth herein, use or otherwise exploit for their own benefit or for the benefit of any Person other than Purchaser and its Affiliates and their respective officers, directors, employees, accountants, attorneys, financial advisors and other representatives, any Confidential Information (as defined below).  The Sellers shall not have any obligation to keep confidential (or cause their respective Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Sellers, shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Agreement, “Confidential Information” shall be limited to confidential and proprietary information with respect to the Business, but shall not include information that (A) is generally available to the public on the date of this Agreement, or (B) becomes generally available to the public other than as a result of a disclosure by the Sellers not otherwise permissible hereunder.  Notwithstanding anything to the contrary contained herein, this Section 9.2 shall not apply to the use of any information, including, without limitation, Confidential Information, by the Sellers and their respective Affiliates in the conduct and operation of the Business or to the disclosure or communication by Sellers to their Affiliates (which, without limiting anything set forth herein, shall include any equity owners of any of the Sellers) and any of their respective partners, directors, officers, shareholders, members, employees, agents of any financial information regarding the Business, including, but not limited to, financial statements.  The Purchaser acknowledges that the Sellers and their respective Affiliates are in businesses that may, now or in the future, subject to Section 9.1 hereof, be in competition with the Purchaser, and the Purchaser agrees that this Agreement in no way limits or restricts the Sellers’ and their Affiliates right or ability to conduct any business.

9.3                                 Equitable Relief.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article 11 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Sections 9.1 and 9.2, the Purchaser and its subsidiaries shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.  In the event that any provision of this Article 9 is deemed to be unenforceable, the remainder of this Article 9 shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

ARTICLE 10

TERMINATION

10.1                           Termination.  This Agreement and the transactions contemplated hereby may be terminated and abandoned:

(a)                                  by written agreement of the Sellers and the Purchaser at any time prior to the Closing;

(b)                                 by the Sellers, if the Sellers are not then in default or breach in any material respect of their obligations under this Agreement, if all the conditions in Section 7.2 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 3.1 (as such date may be postponed pursuant to Section 3.1(b));

(c)                                  by the Purchaser, if the Purchaser is not then in default or breach in any material respect of its obligations under this Agreement, if all the conditions set forth in Section 7.1 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 3.1 (as such date may be postponed pursuant to Section 3.1(b));

(d)                                 by either the Sellers, on the one hand, or the Purchaser, on the other hand, if the Sellers are not then in default or breach in any material respect of its obligations under this Agreement in the case of termination by the Sellers, or if the Purchaser is not then in default or breach in any material respect of its obligations under this Agreement in the case of a termination by the Purchaser, if the Closing has not occurred on or prior to 5:00 p.m. (New York time) on the date which is nine (9) months after the date hereof; provided, however, that if the Closing shall have not been consummated and the conditions set forth in Section 7.1(i) shall not have been satisfied by such date which is nine (9) months after the date hereof, if the Sellers are continuing to comply with Section 6.15 hereof and are using commercially reasonable efforts to obtain, or have obtained, an extension of the digital television build-out deadline for the Station to a date that is no earlier than nine (9) months after the date hereof, then twelve (12) months after the date hereof (such nine (9) month or twelve (12) month date, as applicable, the “Termination Date”);

(e)                                  by either the Sellers or the Purchaser, if neither the Purchaser nor the Sellers have given notice to postpone the Closing pursuant to Section 3.1(b), if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Sellers nor the Purchaser may terminate this Agreement pursuant to this Section 10.1(e) unless the party seeking to so terminate this Agreement has used all commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

(f)                                    by the Purchaser, if the Purchaser is not then in default or breach in any material respect of its obligations under the Agreement, if either (i) the closing of the sale of television station WDWB(TV), Detroit, Michigan by WXON, Inc. and WXON License, Inc. to AM Broadcasting WDWB, Inc. in accordance with the WDWB Sale Agreement or (ii) the closing of the sale of television station KBWB(TV), San Francisco, California by KBWB, Inc. and KBWB License, Inc. to AM Broadcasting KBWB, Inc. in accordance with the KBWB Sale Agreement, has not been consummated by January 18, 2006 or if either Sale Agreement is terminated prior to January 18, 2006, in any case, by written notice given by the Purchaser to the Sellers no later than five (5) Business Days after the earlier of (i) the termination of any Sale Agreement or (ii) January 18, 2006;

(g)                                 by either the Sellers or the Purchaser as provided in Section 6.3(c), Section 6.3(d), Section 8.1 or Section 8.2; or

(h)                                 by the Sellers if the Purchaser has not executed and delivered the Deposit Escrow Agreement or GBC or the Purchaser has not paid the Purchase Price Deposit in accordance with Section 2.5(a) and Section 2.5(b), respectively, and the Purchaser has not previously terminated this Agreement pursuant to Section 10.1(f).

Notwithstanding anything in this Section 10.1 to the contrary, if on the Termination Date, the Closing has not occurred solely because any required notice period for Closing has not lapsed, such the Termination Date shall be extended until one (1) Business Day after the lapse of such period.

10.2                           Effect of Termination.

(a)                                  In the event of termination of this Agreement by either or both of the Purchaser and/or the Sellers pursuant to Section 10.1 hereof, prompt written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to, and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement.  If this Agreement is terminated as provided herein:

(i)                                     None of the parties hereto nor any of their respective partners, directors, officers, shareholders, members, employees, agents, or Affiliates shall have any liability or further obligation to the other parties or any of their partners, directors, officers, shareholders, members, employees, agents or Affiliates pursuant to this Agreement with respect to which termination has occurred, except for the Sellers and/or the Purchaser, as the case may be (but not including the Sellers’ or the Purchaser’s partners, directors, officers, shareholders, members, employees, agents, or Affiliates).

(ii)                                  All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the Person to which made.

(b)                                 (i)                                     If this Agreement is terminated pursuant to Sections 10.1 (other than pursuant to Section 10.1(a)) and the Purchaser is not then in breach or default in a material respect of any of its representations, warranties, covenants, agreements or obligations set forth in this Agreement, then and in that event, the Purchase Price Deposit Amount shall be returned to the Purchaser (and the Sellers shall, upon the request of the Purchaser, execute and deliver to the Escrow Agent, a joint written instruction to so deliver the Purchase Price Deposit Amount to the Purchaser) and the Purchaser shall be entitled to pursue any remedies it has available at law.

(ii)                                  If this Agreement is terminated by Sellers pursuant to Section 10.1(b) or Section 10.1(d) and the Purchaser shall then be in breach or default in a material respect of its representations, warranties, covenants, agreements or obligations set forth in this Agreement, and the Sellers are not then in breach, then and in that event, the Sellers shall have the right to receive the Purchase Price Deposit Amount as liquidated damages and as the exclusive remedy of the Sellers as a consequence of the Purchaser’s breach or default (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered by the Sellers as a result of the breach or default by the Purchaser and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy) and the Purchaser shall, upon the request of the Sellers, execute and deliver to the Escrow Agent a joint written instruction to so deliver the Purchase Price Deposit Amount to the Sellers.

(iii)                               If this Agreement is terminated by the Purchaser or the Sellers and both of the Purchaser, on the one hand, and the Sellers, on the other hand, shall then be in breach in a material respect of its or their representatives, warranties, covenants, agreements or obligations set forth in this Agreement, then and in that event, the Purchase Price Deposit Amount shall be returned to the Purchaser (and the Sellers shall, upon the request of the Purchaser, execute and deliver to the Escrow Agent, a joint written instruction to deliver the Purchase Price Deposit Amount to the Purchaser) and neither the Sellers nor the Purchaser shall have any liability or obligation under this Agreement, including, without limitation, for any such breach or default.

(iv)                              If this Agreement is terminated by the Purchaser pursuant to Section 10.1(f), neither Sellers nor the Purchaser shall have any liability or obligation under this Agreement, including, without limitation, for any breach or default in respect of any representations, warranties, covenants, agreements or obligations set forth in this Agreement.

(v)                                 If this Agreement is terminated pursuant to Section 10.1(g), then and in that event, the Purchase Price Deposit Amount shall be returned to the Purchaser (and the Sellers shall, upon the request of the Purchaser, execute and deliver to the Escrow Agent, a joint written instruction to deliver the Purchase Price Deposit Amount to the Purchaser) and neither the Sellers nor the Purchaser shall have any liability or obligation under this Agreement, including, without limitation, for any such breach or default

(vi)                              If this Agreement is terminated by Sellers pursuant to Section 10.1(h), the Sellers shall be entitled to damages in an amount equal to the Purchase Price Deposit Amount as liquidated damages and as the exclusive remedy of the Sellers as a consequence of Purchaser’s and GBC’s failure to pay the Purchase Price Deposit in accordance with Section 2.5(a) and Section 2.5(b) (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered the Sellers as a result of Purchaser’s and GBC’s breach or default hereunder and does not constitute a penalty, the parties hereby acknowledge the inconvenience and infeasibility of otherwise obtaining an adequate remedy).

(c)                                  Without limiting the generality of the foregoing, or any applicable Law, neither the Purchaser, on the one hand, nor the Sellers, on the other hand, may rely on the failure of any condition precedent set forth in Article 7 to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party’s failure to act in good faith, or a breach of or failure to perform its or their (as applicable) representations, warranties, covenants or other obligations in accordance with the terms hereof.

ARTICLE 11

INDEMNIFICATION

11.1                           Indemnification by the Sellers.

(a)                                  After the Closing, the Sellers hereby agrees to indemnify and hold the Purchaser harmless against and with respect to, and shall reimburse the Purchaser for any and all Losses resulting from:

(i)                                     any breach of any representation or warranty made by the Sellers pursuant to this Agreement, any of the other Transaction Documents or any certificate delivered by the Sellers to the Purchaser hereunder or thereunder;

(ii)                                  any failure by the Sellers to perform any covenant of the Sellers set forth in, this Agreement, any of the other Transaction Documents or any certificate, document or instrument delivered by the Sellers to the Purchaser hereunder or thereunder;

(iii)                               any Retained Liabilities or Excluded Assets; and

(iv)                              any and all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or reasonably incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b)                                 The Sellers’ obligation to indemnify the Purchaser pursuant to Section 11.1(a) shall be subject to all of the following limitations:

(i)                                     No indemnification shall be required to be made by the Sellers as the Indemnifying Party under Section 11.1(a)(i) until the aggregate amount of all Losses of the Purchaser as Claimant under Section 11.1(a)(i) exceeds Three Hundred Fifty Thousand Dollars

($350,000), at which time indemnification shall be made by the Sellers as the Indemnifying Party under Section 11.1(a)(i) for all Losses of the Purchaser as Claimant to the extent they exceed Three Hundred Fifty Thousand Dollars ($350,000); provided, however, that the foregoing limitation shall not apply with respect to any claim for a breach of the representations and warranties set forth in Sections 4.1, 4.2, and, 4.6 (such representations and warranties, the “Exempt Representations”).  In no event shall the Sellers be obligated for indemnification or to hold harmless the Purchaser under Section 11.1(a)(i) hereof to the extent the aggregate amount of all Losses of the Purchaser as Claimant under Section 11.1(a)(i) exceeds $4,050,000 (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply with respect to any claims for breaches of the Exempt Representations or any claims for any failure by the Sellers to perform any covenant of the Sellers set forth in this Agreement, any of the other Transaction Documents or any certificate, document or instrument delivered by the Sellers to the Purchaser hereunder or any claims pursuant to Section 11.1(a)(iii).  The aggregate amount of all Losses of the Purchaser as Claimant for (i) breaches of the Exempt Representations under Section 11.1(a)(i), (ii) any failure by the Sellers to perform any covenant of the Sellers set forth in this Agreement, any of the other Transaction Documents or any certificate, document or instrument delivered by the Sellers to the Purchaser hereunder, which covenant was to be performed in full prior to Closing under Section 11.1(a)(ii) and (iii) the aggregate amount of all Losses subject to the Indemnification Cap, shall not exceed an amount equal to the Purchase Price.

(ii)                                  The Purchaser shall be entitled to indemnification only for those Losses arising with respect to any claim as to which the Purchaser has given the Sellers written notice within the appropriate time period set forth in Section 12.1 hereof for such claim; provided, however, that the obligation to provide indemnification pursuant to this Section 11.1 shall survive with respect to any such claim until resolution thereof.

(iii)                               All of the Purchaser’s damages sought to be recovered under Section 11.1(a) hereof shall be net of any insurance proceeds actually received by the Purchaser as Claimant, with respect to the events giving rise to such damages.

(iv)                              Following the Closing, the sole and exclusive remedy for the Purchaser for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement contained herein or in any of the other Transaction Documents or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operation of the Business shall be a claim for indemnification pursuant to this Section 11.1 or relief pursuant to Section 9.3; provided, however, that nothing herein shall be deemed to limit any rights or remedies that the Purchaser may have for the Sellers’ fraud or willful or intentional misconduct.

(v)                                 Anything in this Agreement to the contrary notwithstanding, except as otherwise provided in applicable Law: (x) it is understood and agreed by the Purchaser that, other than with respect to the Sellers (but not including any member, representative, director, officer, employee, agent or Affiliate of the Sellers) as expressly provided for in Section 11.1(b), no member, representative, partner, director, officer, employee, agent or Affiliate of the Sellers shall have (i) any personal liability to the Purchaser as a result of the breach of any representation, warranty, covenant or agreement of the Sellers contained herein, in any other Transaction Document or otherwise arising out of or in connection with the transactions contemplated hereby or thereby or the operations of the Business or (ii) any personal obligation to indemnify the Purchaser for any of the Purchaser’s claims pursuant to Section 11.1(a); and (y) the Purchaser waives and releases, and shall have no recourse against any of, such parties described in this Section 11.1(b)(v) as a result of the breach of any representation, warranty, covenant or agreement of the Sellers contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby or the operations of the Business; provided, however, that nothing herein shall be deemed to limit any rights or remedies that the Purchaser may have for the Sellers’ fraud or willful or intentional misconduct.

(vi)                              The Indemnification Escrow Deposit and all interest and earnings thereon shall be the sole source of recovery, other than the offset right set forth in Section 11.3(f), for any claims pursuant to this Section 11.1 which are subject to the Indemnification Cap; provided, however, that to the extent claims pursuant to this Section 11.1 which are not subject to the Indemnification Cap exceeds the Indemnification Escrow Deposit and all interest and earnings thereon, Sellers shall be liable therefor.

11.2                           Indemnification by the Purchaser.

(a)                                  After the Closing, the Purchaser hereby agrees to indemnify and hold the Sellers harmless against and with respect to, and shall reimburse the Sellers for any and all Losses resulting from:

(i)                                     any breach of any representation or warranty made by the Purchaser pursuant to, or any failure by the Purchaser to perform any covenant of the Purchaser set forth, in this Agreement, any of the other Transaction Documents or in any certificate, document or instrument delivered to the Sellers hereunder or thereunder;

(ii)                                  any Assumed Obligations; and

(iii)                               any and all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or reasonably incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b)                                 The Purchaser’s obligation to indemnify the Sellers pursuant to Section 11.2(a) shall be subject to all of the following limitations:

(i)                                     The Sellers shall be entitled to indemnification only for those damages arising with respect to any claim as to which the Sellers has given the Purchaser written notice within the appropriate time period set forth in Section 12.1 hereof for such claim; provided, however, that the obligation to provide indemnification under this Section 11.2 shall survive with respect to any such claim until resolution thereof.

(ii)                                  All of the Sellers’ damages sought to be recovered under Section 11.2(a) hereof shall be net of any insurance proceeds received by the Sellers as Claimant, with respect to the events giving rise to such damages.

(iii)                               Anything in this Agreement or any applicable Law to the contrary notwithstanding, it is understood and agreed by the Sellers that, other than with respect to the Purchaser (but not including any shareholder, member, representative, director, officer, employee, agent or Affiliate of the Purchaser) as expressly provided for in Section 11.2(b) and with respect to GBC pursuant to Section 2.5 and Section 10.2(b)(v), no shareholder, member, representative, director, officer, employee, agent or Affiliate of the Purchaser shall have (i) any personal liability to the Sellers as a result of the breach of any representation, warranty, covenant or agreement of the Purchaser contained herein, in any other Transaction Document or otherwise or (ii) any personal obligation to indemnify the Sellers for any of the Sellers’ claims pursuant to Section 11.2(a) and the Sellers waives and releases, and shall have no recourse against any of, such parties described in this Section 11.2(b)(iii) as a result of the breach of any representation, warranty, covenant or agreement of the Purchaser contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby or the operations of the Business; provided, however, that nothing herein shall be deemed to limit any rights or remedies that the Sellers may have for the Purchaser’s fraud or willful or intentional misconduct.

11.3                           Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)                                  The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred; provided, that, failure to give prompt notice shall not jeopardize the right of any Claimant to indemnification except to the extent such failure shall have actually and materially prejudiced the ability of the Indemnifying Party to defend such claim.  If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) Business Days after written notice of such action, suit, or proceeding was given to Claimant.

(b)                                 With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof (including Sections 11.1(b) and 11.2(b)).  If the Claimant and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable, subject to the limitations of
Sections 11.1(b) and 11.2(b).  Any claim for indemnity pursuant to this Article 10 with respect to which (i) the Claimant and the Indemnifying Party agree as to its validity and amount, or (ii) a final judgment, order or award of a court of competent jurisdiction deciding such claim has been rendered, as evidenced by a certified copy of such judgment, provided that such judgment is not appealable or the time for taking an appeal has expired is referred to as a “Settled Claim.”  With respect to any Settled Claim for which Purchaser is the Claimant, the Sellers and the Purchaser shall execute and deliver to the Escrow Agent joint written instructions to pay, and shall cause the Escrow Agent to pay, to the Purchaser the amount of such Settled Claim from the Indemnification Escrow Deposit and all interest and earnings thereon to the extent of the Indemnification Escrow Deposit and all interest and earnings thereon then held by the Escrow Agent pursuant to the Indemnification Escrow Agreement.

(c)                                  With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing.  No party shall compromise or settle any third party claim, action or suit without the prior written consent of the other party; provided, however, if such compromise relates only to monetary amounts and provides for the unconditional and full release of the Claimant from all liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party is responsible for the full amount of such claim and the settlement of such claim does not: (w) affect the Business, (x) relate to Taxes, (y) involve criminal allegations, and (z) contain an admission of wrongdoing on the part of the Claimant.

(d)                                 If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as practicable.

(e)                                  Subject to the limitations set forth herein and without expanding the total liability of the Purchaser or the Sellers hereunder, the indemnification rights provided in Section 11.1 and Section 11.2 shall extend to the members, partners, shareholders, officers, directors, employees, agents and Affiliates of any Claimant, although for the purpose of the procedures set forth in this Section 11.4, any indemnification claims by such parties shall be made by and through the Claimant.

(f)                                    Without limiting Section 11.1(b)(i), the Purchaser shall have the right to set off all or any part of any Losses the Purchaser suffers against Losses of the Sellers by notifying the Sellers that the Purchaser is reducing any amounts owed by the Purchaser to the Sellers by the amount of such Losses.

11.4                           Tax Treatment of Indemnification Payments.  Any indemnification payments made pursuant to this Section 11 shall be treated by the Purchaser and the Sellers as an adjustment to the Purchase Price for tax purposes unless otherwise required by applicable law.

ARTICLE 12

MISCELLANEOUS

12.1                           Survival.  The representations and warranties of the Sellers and the Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement until the first (1st) anniversary of the Closing Date provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, and 4.6, 5.1 and 5.2 shall survive without any time limitation.  The several covenants and agreements of the parties contained in this Agreement (or in any Transaction Document or certificate delivered in connection herewith) shall remain operative and in full force until the performance by the applicable party hereto of such covenant and agreement (with it being understood and agreed that any such covenant or agreement to be performed prior to the Closing shall survive until the expiration of one year after the Closing Date).  No claim may be made against any party hereto, and no party hereto shall have any liability to any other party hereto, arising out of, or resulting from a representation, warranty, covenant or agreement contained in this Agreement after the survival period specified above shall have expired, except that if a claim shall have been made by a party hereto against another party hereto prior to the expiration of the applicable survival period specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim becomes a Settled Claim and is paid in full.

12.2                           Notices.  All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 12.2):

if to the Sellers, to:	and with copies to (which shall not constitute notice):

Television Station Group Holdings, LLC c/o Ian Guthrie 1215 Cole Street St. Louis, Missouri 63106 Attention: Mr. Ian Guthrie Facsimile: (314) 259-5532	Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, NW Suite 800 Washington, DC 20036 Attention: John T. Byrnes, Esq. Facsimile: (202) 776-2222

with copies to (which shall not constitute notice):

Boston Ventures Limited Partnership VI c/o Boston Ventures Management, Inc. One Federal Street 23rd Floor Boston, Massachusetts 02110 Attention: Mr. Andrew Davis Facsimile: (617) 350-1509

and

Alta Communications, Inc. 200 Clarendon St., 51st floor Boston, MA 02116 Attention: Mr. Pat Brubaker Facsimile: (617) 262-9779

if to either Purchaser, to:	with copies to (which shall not constitute notice):

c/o Granite Broadcasting Corporation 767 Third Avenue 34th Floor New York, NY 10017 Attention: President Facsimile: (212) 826-2538	Akin, Gump, Strauss, Hauer & Feld LLP 1333 New Hampshire Avenue NW Washington, DC 20036 Attention: Russell W. Parks, Jr. Facsimile: (202) 887-4288

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

12.3                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Sellers or the Purchaser without the prior written consent of the other party, and any purported assignment or delegation in violation hereof shall be null and void.

12.4                           Specific Performance.  The Sellers acknowledge that the Broadcasting Assets to be sold and delivered to the Purchaser pursuant to this Agreement are unique and that the Purchaser has no adequate remedy at law if the Sellers shall fail to perform any of their obligations hereunder, and the Sellers therefore confirm and agree that the Purchaser’s right to specific performance is essential to protect the rights and interests of the Purchaser.  Accordingly, in addition to any other remedies which the Purchaser may have hereunder or at law or in equity or otherwise, the Sellers hereby agree that the Purchaser shall have the right to have all obligations undertakings, agreements and other provisions of this Agreement specifically performed by the Sellers and that the Purchaser shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

12.5                           Amendments and Waiver.  This Agreement may not be modified or amended, except in writing signed by the party or parties against whom enforcement is sought.  The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.5.

12.6                           Entire Agreement.  This Agreement, the Non-Disclosure Agreement and the related documents contained as Exhibits and Schedules hereto or thereto expressly contemplated hereby or thereby (including the other Transaction Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

12.7                           Representations and Warranties Complete.  The representations, warranties, covenants and agreements set forth in this Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their direct and indirect respective shareholders, members, directors, managers, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives, and the Sellers, on the one hand, and the Purchaser, on the other hand, each acknowledge and agree that they have not relied upon, and the other party shall not be liable for, any express or implied, oral or written, information, promise, representation, warranty, covenant, agreement, statement, inducement, presentation or opinion of any nature whatsoever, whether by or on behalf of the parties hereto or otherwise, pertaining to the transactions contemplated herein, the Station, the Business, the Broadcasting Assets or any part of the foregoing, except as is expressly set forth in this Agreement.

12.8                           Third Party Beneficiaries.  This Agreement is made for sole for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.9                           Governing Law.  This Agreement will be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

12.10                     Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

12.11                     Severability.  In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

12.12                     Headings; Interpretation; Schedules and Exhibits.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement.  The word “including” means including without limitation.  Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified.  It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

12.13                     Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

TELEVISION STATION GROUP HOLDINGS, LLC

By:	/s/ Roy F. Coppedge III
	Name:	Roy F. Coppedge III
	Title:	Vice President

TELEVISION STATION GROUP, LLC

By:	/s/ Roy F. Coppedge III
	Name:	Roy F. Coppedge III
	Title:	Vice President

TELEVISION STATION GROUP LICENSE SUBSIDIARY, LLC

By:	Television Station Group, LLC, its sole member

	By:	/s/ Roy F. Coppedge III
	Name:	Roy F. Coppedge III
	Title:	Vice President

WBNG, INC.

By:	/s/ Lawrence I. Wills
	Name:	Lawrence I. Wills
	Title:	Vice President

WBNG LICENSE, INC.

By:	/s/ Lawrence I. Wills
	Name:	Lawrence I. Wills
	Title:	Vice President

GRANITE BROADCASTING CORPORATION

By:	/s/ Lawrence I. Wills
	Name:	Lawrence I. Wills
	Title:	Senior Vice President-Chief Financial Officer

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